U.S. SECURITIES AND EXCHANGE COMMISSION
                   WASHINGTON, D.C. 20549
                       Amendment No. 3
                          FORM S-1/A
   REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      MW Medical, Inc.
     (Exact name of Registrant as specified in its charter)

NEVADA                 					86-0907471
-------------------------------                 -----------------------
(State or other jurisdiction of              	(I.R.S. Employer
incorporation or organization)               	Identification Number)

Jan Wallace                                     File No. 333-86577
6955 E. Caballo Dr.
Paradise Valley, ARIZONA	                  85253
------------------------                        -----
(Name and address of principal                  (Zip Code)
executive offices and agent for service
of process)

Registrant's telephone number, including area code:   (602) 483-8700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration
Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under
the Securities Act of 1933, check the following box.        | X |

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same
offering.                                                    |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.                |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.                |__|

If delivery of the prospectus is expected to be made pursuant to Rule
434, check the following box.                                |__|

                CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------
TITLE OF EACH         		PROPOSED   	PROPOSED
CLASS OF 				MAXIMUM     MAXIMUM
SECURITIES             		OFFERING   	AGGREGATE     AMOUNT OF
TO BE 	  AMOUNT TO BE    PRICE PER   OFFERING      REGISTRATION
REGISTERED    REGISTERED	UNIT (1)	PRICE (2)	  FEE (2)
---------------------------------------------------------------------
Common Stock  5,146,010(3)    $3.50       $18,011,035	  $5,007.07
              shares
---------------------------------------------------------------------
(1) Based on last sales price on September 1, 1999
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.
(3) This includes: (a) 2,386,750 shares that the selling shareholders acquired upon conversion of their convertible debentures; (b)
2,159,260 shares underlying the convertible debentures held and not converted by the selling shareholders as determined by an agreed formula; and (c) 600,000 shares underlying warrants that are held by the selling shareholders.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

                    COPIES OF COMMUNICATIONS TO:
                       Michael A. Cane, Esq.
               101 Convention Center Dr., Suite 1200
                        Las Vegas, NV 89109
                           (702) 312-6255

           SUBJECT TO COMPLETION, Dated October 29, 1999

                            PROSPECTUS

                         MW MEDICAL, INC.
                         5,146,010 SHARES
                           COMMON STOCK
----------------

The selling shareholders named in this prospectus are selling all of the shares of common stock sold through this prospectus.
See the section entitled "Selling Shareholders." The 5,146,010 shares offered by this prospectus break down as follows:

*	2,386,750 shares that the selling shareholders acquired
upon conversion of their convertible debentures;

*	2,159,260 shares issuable upon conversion of convertible
debentures held and not converted by the selling shareholders; and

*	600,000 shares issuable upon exercise of warrants that
are held by the selling shareholders.

MW is paying all expenses of registration incurred in connection with this prospectus, but the selling shareholders are paying all selling and other expenses.

The selling shareholders have not advised MW of any specific plans for the distribution of the common stock covered by this
prospectus. However, MW anticipates that the selling shareholders will sell their common stock from time to time primarily in transactions, including block transactions, on the National Association of Securities Dealer's Over-The-Counter Bulletin Board System under the trading symbol MWMD. MW also anticipates that the selling shareholders will sell at the market price then prevailing, although the selling shareholders may also sell in negotiated transactions at negotiated prices, or otherwise. See the section entitled "Plan of Distribution."
----------------

The purchase of the securities offered through this prospectus involve a high degree of risk. See section entitled "Risk
Factors" on pages 6 -12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
----------------
The Date Of This Prospectus Is:    OCTOBER 29, 1999

                       TABLE OF CONTENTS

                                                                PAGE
Summary.......................................................     3

Risk Factors..................................................     5

Use of Proceeds...............................................    11

Determination of Offering Price...............................    11

Dilution......................................................    11

Price Range Of Common Stock And Dividend Policy...............    11

Selected Consolidated Financial Data..........................    12

Selling Shareholders..........................................    13

Plan of Distribution..........................................    14

Description of Securities to Be Registered....................    16

Interests of Named Experts and Counsel........................    17

Description of Business.......................................    17

Management's Discussion and Analysis of Financial Condition
   and Results of Operations..................................    23

Management....................................................    26

Security Ownership Of Certain Beneficial Owners and Management    27

Certain Relationships and Related Transactions................    30

Legal Matters.................................................    31

Experts.......................................................    32

Available Information.........................................    32

Index to Financial Statements.................................    33

                             SUMMARY

The following summary is only a shortened version of the more detailed information, exhibits and financial statements appearing elsewhere in this prospectus. Prospective investors are urged to read this prospectus in its entirety.

MW Medical, Inc.

MW Medical, Inc. is in the business of designing and developing microwave technologies for dermatological applications through its
wholly owned subsidiary, Microwave Medical Corporation.    MW and
MMC's products are in the development stage. MW plans to market and sell its microwave technology products upon completion of this development stage. See Section on "Description of Business."

MW has its principal executive offices at 6955 E. Caballo Dr., Paradise Valley, AZ, 85253 (telephone no.: (602) 483-8700).

MW entered into a convertible debenture and warrant purchase agreement dated July 14, 1999, in which it agreed to sell a total of $3,500,000 worth of 8% convertible debentures due on July 31, 2000. In addition to the convertible debentures, each investor under the debenture purchase agreement was entitled to a warrant to purchase one share of common stock for each $10 of convertible debentures purchased. The exercise price of the warrants is $2.75 per share. Of the $3,500,000 in convertible debentures, only $3,000,000 were sold immediately. Three of the investors have agreed to purchase the remaining $500,000 of convertible debentures upon the registration of the common stock as required by a registration rights agreement signed by all the parties at the same time. See the section entitled "Security Ownership of Certain Beneficial Owners and Management" - "Convertible Debentures" for a discussion of the convertible debentures and conversion formula.

On July 20, 1999, MW also issued warrants to purchase 250,000 shares of common stock to JW Genesis Securities, Inc. as part of its fee for arranging this convertible debenture financing. These warrants are exercisable at a price of $3.3125 per share at any time before 5:00 pm New York City Time on July 20, 2004.

As part of the debenture sale, MW also signed and agreed to a registration rights agreement in which it is obligated to register all the warrant shares it may issue, along with all the shares that have been issued to parties exercising their right of conversion as holders of the convertible debentures. In addition,
MW must register 265% of the shares it is required to issue upon the
conversion of any unconverted debentures.   See the section entitled
"Security Ownership of Certain Beneficial Owners and Management" - "Registration Rights" for a discussion of the registration rights agreement.

The common stock offered by the selling shareholders through this prospectus is the common stock into which their convertible debentures have been or may be converted and the common stock underlying their warrants. MW is filing this registration statement in order to satisfy its obligations to the selling shareholders under the registration rights agreement.

Securities Being Offered  Up to 5,146,010 shares of common stock;
                          See Section entitled "Description of
                          Securities To Be Registered."

Securities Issued
And to be Issued          As of the date of this prospectus,
                          19,110,679 shares of common stock are
                          issued and outstanding. In addition, there are approximately 2,759,260 shares represented by convertible debentures and warrants that may be converted into common stock. Therefore, upon conversion of the debentures and warrants, there could be approximately 21,869,939 shares of common stock issued and outstanding. Existing shareholders will sell all of the common stock sold under this prospectus. See
                          Section entitled "Description of
                          Securities To Be Registered."

Use of Proceeds           MW will not receive any proceeds from the
                          sale of the common stock by the selling
                          shareholders.  See "Use Of Proceeds."

                          RISK FACTORS

An investment in the securities offered through this prospectus is highly speculative and subject to a high degree of risk. Only those who can bear the risk of loss of their entire investment should participate. Prospective investors should carefully consider the following factors, among others, before making an investment in the common stock described in this document.

If MW Does Not Get Additional Financing, There is a Risk that its
Business May Fail.

While MW has just completed a financing through the sale of convertible debentures (See section entitled "Description of Securities to be Registered"), it will not be able to fully expand or operate its business as planned without obtaining additional financing in the near future. If this financing is not available or obtainable, investors may lose a substantial portion or all of their investment and the business of MW may fail. MW currently has no immediate means for obtaining this additional financing.
MW can therefore not assure investors that additional financing, when necessary, will be available to MW on acceptable terms, or at all.

Because MW is a New Venture with Little Experience in the
Operation of its Business and No Experience in the Sale of its Products, There is a Risk that its Business May Fail.

MW was only recently incorporated, and, to date, has been involved primarily in organization and product development. Its only active subsidiary, Microwave Medical Corporation, has been conducted as a division of Dynamic for approximately 2 years and, accordingly does not have any independent operating history. In addition, MMC has no prior operating history or experience in manufacturing, developing, and bringing to market the products of MW. Potential investors should be aware that there is a substantial risk of failure associated with new businesses because of problems encountered in connection with their formation and operation. These problems include, but are not limited to:

(1)	unanticipated problems relating to the marketing and
sale of a new product in the marketplace;

(2)	the entry of new competition; and

(3)	unknown or unexpected additional costs and expenses that
may exceed current estimates.

MW has only a limited operating history upon which to base any projection of the likelihood it will prove successful, and thus MW cannot assure potential investors that MW will achieve profitable operations or even generate any operating revenues.

Because MW's Products are New and Untested in the Market Place,
There is a Risk that They Will Not Sell in Sufficient Quantities or Fast Enough to Support Business Operations.

As MW is introducing a new product into the market, MW has no track record of sales for the product. The product may therefore not sell in large enough quantities or fast enough to support business operations and make a profit. General market conditions might be such that sales will be slow or even non-existent, or the product itself might not fit the needs of buyers enough to induce sales. While MW anticipates the ability to sell the products it develops, MW cannot predict the volume of sales that will occur or even if sales will be sufficient to support the future operations of MW. Numerous factors beyond the control of MW may effect the marketability of the products offered and developed. These factors include:

*  consumer demand,
*  market fluctuations,
*  the proximity and capacity of suppliers, and
*  government regulations, including regulations relating to:
    *  prices,
    *  taxes,
    *  royalties,
    *  importing of products,
    *  exporting of products, and
    *  environmental controls.

The exact effect of these factors cannot be accurately predicted, but may result in MW not receiving an adequate return on its invested capital.

If MW's Products Prove to be Defective, MW Will Be Liable for
Resulting Losses Which May Cause the Business to Fail.

As MW is introducing a new product into the market, MW has no track record of the product's operation. The product may over time operate defectively or cause injury to persons or property, even when operated as designed. This is particularly true of products used in the treatment of health or cosmetic problems directly on individuals, such as the products being designed by MW. If MW is unable to repair any such defect, it may be required to refund purchase money or be held responsible for losses incurred because of the defect, including direct and consequential damages to persons or property. Moreover, even if MW is able to repair the defect, it may be held liable for losses or injuries caused by the defect before it is fixed. In such a case, MW may experience losses, or, in severe cases, be unable to continue operations.

Because The Medical Equipment Industry is Extremely Competitive,
There is a Risk that Products Developed by Competitors Will Reduce MW's Profits or Force It Out of Business.

Competition in the sale of medical equipment used for dermatological and related medical applications is intense and expected to increase. Furthermore, MW will face competition from numerous companies that currently market, or are developing products similar to those being developed by MW. Many of these companies have significantly greater marketing, financial and managerial resources than MW. MW cannot assure investors that its competitors will not succeed in developing and distributing products that will render it's products obsolete or noncompetitive. Generally, such competition will reduce MW's profits and potentially force MW out of business.

Because of the Nature of MW's Products, It May Be Subject to
Government Regulations or Laws that Increase Its Costs of
Operations or Decrease its Ability To Generate Income.

MW and its subsidiary are subject to United States and
international laws and regulations regarding the development,
production, transportation and sale of the products it sells.   MW
may be required to comply with certain restrictive regulations, or potential future regulations, rules, or directives.

Due to the
nature of the medical equipment industry, MW cannot guarantee that restrictive regulations will not, in the future, be imposed. Such potential regulatory conditions or compliance with such regulations may increase MW's cost of operations or decrease its ability to generate income.

Because MW Plans to Sell Products Used in the Practice of
Medicine, it may be Subject to Potential Medical Malpractice
Liability Claims.

Although MW only sells products used in the practice of medicine and is not engaged in the practice of medicine, the use of MW's equipment in the treatment of spider veins and hair removal entails the risk of professional liability claims. Consequently, MW may be named as a co-defendant in medical malpractice claims. MW's exposure to such liability is reduced because purchasing physicians are likely to buy and carry their own medical malpractice insurance. While MW currently plans to maintain insurance for its business in amounts management deems adequate to cover potential claims when its product comes to market, it does not currently have any such insurance. Judgments against MW with respect to all such claims in the future could have an adverse effect on MW's financial condition, results of operations and cash flow.

If MW's Stock is Delisted, There is a Risk that the Market Value and Use of It's Stock Would Decline.

In order for MW's shareholders to sell their common stock through the NASD Over-The-Counter Bulletin Board Market, MW must continue to meet the Bulletin Board's listing qualifications. MW cannot provide any assurance that in the future MW's common stock will continue to meet these listing qualifications. De-listing from the Bulletin Board or other market could cause, among other things:

*     A decline in the market price of the common stock;
*     Difficulty in obtaining future financing;
* Difficulty in using common stock as consideration for acquisitions; and
*     Investors to be unable to sell their stock

Because MW is a New, Small Company With an Untested Market, The
Price of Its Stock is Very Volatile and May Decline.

Recently, the stock market in general, and the shares of bio-tech companies in particular, have experienced significant price fluctuations. These broad market and industry fluctuations may cause the market price of the common stock to decline dramatically. Factors such as quarterly fluctuations in results of operations, the timing and terms of future acquisitions and general conditions in the healthcare industry may have a significant impact on the market price of the stock. The market price of MW's common stock has been and may continue to be very volatile.

If the Selling Shareholders Sell a Large Number of Shares All at
Once or In Blocks, The Market Price of MW's Shares Would Most
Likely Decline.

The selling shareholders are offering all of the common stock offered through this prospectus. The selling shareholders are not restricted in the price they can sell the common stock. Shares sold at a price below the current market price at which the common stock is trading may cause that market price to decline. The outstanding shares of common stock covered by this prospectus and the shares of common stock covered by this prospectus that are issuable upon the conversion or exercise of MW's convertible debentures and warrants, represent 26.93% of MW's outstanding shares as of September 1, 1999.

If the Selling Shareholders Exercise Their Conversion or warrant
Rights, The Ownership Percentage Interest Of Existing Shareholders Will Be Diminished and The Price of MW's Stock May Decline.

MW has $380,000 worth of convertible debentures, convertible into common stock, issued and outstanding, and has entered into an agreement to issue another $500,000 worth of convertible debentures under the same terms following the registration of the common stock with the Securities and Exchange Commission. Depending on market conditions, the number of shares issuable upon conversion of these debentures will vary dramatically. The lower the stock price goes, the more common stock the debenture holder receives as a result of conversion. This will have the effect of diluting the interest of existing shareholders in MW.

The following table illustrates the number of shares that MW would be required to issue at various assumed prices upon conversion of these debentures, subject to the limitations described in the text following the table. This table is for illustrative purposes only, and should not be assumed to represent MW's best guess of the range of future stock prices.

                                         Additional Ownership of
MW Medical   Shares Issuable Under the   Selling Shareholders as a
Stock Price  debenture Agreement         Result of Share Issuance (1)(3)
-----------  -------------------------   -------------------------------
$0.875       1,005,714                   5.26%

$1.75          502,857                   2.63%

$2.62          335,878                   1.76%

$3.50 (2)      320,000                   1.67%
------------------------------------------------------------------------
(1)  Based on 19,110,679 shares outstanding on September 1, 1999.
(2) Last sale price on September 1, 1999, but note that the debenture Agreement provides a conversion price cap of $2.75.
(3) This is the additional ownership percentage because of the conversion of the remaining $880,000 debentures by the selling shareholders. See section entitled "Selling Shareholders".
Investors could therefore experience substantial dilution of their ownership percentage upon conversion of the debentures. Moreover, investors would experience a similar effect upon the exercise of the 600,000 currently outstanding warrants as well as the exercise of the 1,365,000 outstanding stock options.

In addition, investors should be note that the current conversion price of these debentures ($2.75) as well as the exercise price of the warrants ($2.75 and $3.312) and options ($1) will often at the time of conversion or exercise be below the market price of the common shares. The exercise of such a large amount of stock, especially if close in time, may have a substantial negative effect on the market price of the common stock.

If MW is Unable to Maintain the Effectiveness of this Registration Statement, It Will Be Subject to Substantial Penalties.

MW is subject to a registration rights agreement that required it to register certain of its common stock with the Commission within 45 days of the closing of the sale of the convertible debentures, and, generally, for the registration to be effective within 105 days of that date. Under this agreement, MW must also maintain this registration until all of the securities covered by the agreement are sold or can be sold publicly without benefit of this registration. If MW is unable to obtain or maintain this Registration, it will be subject to substantial monetary penalties.

If MW loses any Key Personnel or Management, It May Lose Business
Sales or Be Unable to Otherwise Fully Operate It Business.

Due to the highly technical nature of MW's business, MW is dependent on certain key personnel. Such personnel includes MW's scientific consultant, Robert Spertell, who has intricate knowledge of the operations of MW's products in development and is handling much of the process of applying for FDA approval. Consequently, the loss of Mr. Spertell may cause MW to be unable to fully operate for a period of time.

Moreover, MW is dependent on the principal members of its management staff, the loss of any of whom could impair the development or sale of MW's products and projects. MW's success will be largely dependent on the decisions made by members of management. Furthermore, MW may depend on its ability to attract and retain additional qualified personnel to manage certain business interests. MW may have to recruit qualified personnel with competitive compensation packages, equity participation and other benefits which may reduce the working capital available for MW's operations. Management may seek to obtain outside independent professionals to assist them in assessing the merits and risks of any business proposals as well as assisting in the development and operation of any projects. MW cannot assure investors that it will be able to obtain this needed assistance on reasonable terms.

If MW is Unable to Protect Its Technology From Use By Competitors, There is a Risk that It Will Sustain Losses or May Fail

MW's success will depend, in part, on its ability to obtain and enforce intellectual property protection for its technology in both the United States and other countries. MW has filed patent applications in the United States Patent and Trademark Office and international counterparts of applications in the United States Receiving Office under the Patent Cooperation Treaty. MW cannot provide any assurance that patents will issue from these applications or that, with respect to any patents, issued or pending, the claims allowed are or will be sufficiently broad to protect the key aspects of MW's technology or that the patent laws will provide effective legal or injunctive remedies to stop any infringement of MW's patents. In addition, MW cannot assure investors that any patent rights owned by MW will not be challenged, invalidated or circumvented, that the rights granted under patents will provide competitive advantages to MW, or that MW's competitors will not independently develop or patent technologies that are substantially equivalent or superior to MW's technology. MW's business plan assumes that they will obtain comprehensive patent protection of its technologies. MW cannot assure investors that such protection will be obtained, or that, if obtained, it will withstand challenge. Furthermore, if an action is brought, a court may find that MW has infringed on the patents owned by others. MW may have to go to court to defend its patents, to prosecute infringements, or to defend itself from infringement claims by others. MW is not aware of any such patent litigation at this time.

Patent litigation is expensive and time-consuming, and well-funded adversaries can use such actions as part of a strategy for depleting the resources of a small company such as MW. MW cannot assure investors that MW will have sufficient resources to successfully prosecute its interests in any litigation that may be brought.

Because Forward Looking Statements are Inherently Unreliable, investors Should Not Rely on Such Assessments In Making Their
Investment Decision.

The information contained in this section and elsewhere may at times represent MW's best estimates of its future financial and technological performance, based upon assumptions believed to be reasonable. MW makes no representation or warranty , however, as to the accuracy or completeness of any of these assumptions, and nothing contained in this document should be relied upon as a promise or representation as to any future performance or events. The ability of MW to accomplish its objectives, and whether or not MW will be financially successful is dependent upon numerous factors, each of which could have a material effect on the results obtained. Some of these factors are within the discretion and control of management and others are beyond management's control. Management considers the assumptions and hypothesis used in preparing any forward-looking assessments of profitability contained in this document to be reasonable by management. However, MW cannot assure investors that any projections or assessments contained in this document or otherwise made by management will be realized or achieved at any level. Prospective investors should have this prospectus reviewed by their personal investment advisors, legal counsel or accountants to properly evaluate the risks and contingencies of this offering.

                         USE OF PROCEEDS

MW will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

                DETERMINATION OF OFFERING PRICE

The offering price of the common stock will not be determined by MW but by market factors and the independent decisions of the selling shareholders. See section entitled "Selling Shareholders".

                            DILUTION

The outstanding shares covered by this prospectus and the shares of common stock covered by this prospectus that are issuable upon the conversion or exercise of MW's convertible debentures and warrants represent 26.93% of MW's outstanding shares of common stock as of September 1, 1999.

As of September 1, 1999, 19,110,679 shares of MW's common stock were issued and outstanding. MW has also issued $380,000 worth of convertible debentures, convertible into common stock, and entered into an agreement to issue another $500,000 worth of convertible debentures following the Registration of the common stock with the Securities and Exchange Commission.

In addition, MW has issued out warrants to purchase 600,000 shares of common stock, 350,000 at a price of $2.75 per share and 250,000 at a price of $3.312 per share. MW has also issued out options to purchase 1,365,000 shares of MW's common stock at a price of $1.00 per share under MW's incentive stock option plan dated March 23, 1999.

Depending on market conditions at the time of conversion, the number of shares issuable to the holders of the convertible debenture could prove to be significantly greater in the event of a decrease in the trading price of the common stock. This will have the effect of diluting the interest of existing shareholders in MW.

In addition, the exercise of the outstanding warrants and options would have the effect of diluting the interest of the existing shareholders.

         PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

MW's common stock has been traded on the National Association of Securities Dealers Over-the-Counter Bulletin Board system, under the symbol MWMD, since April 5, 1999. There can be no assurance that in the future the common stock will meet the continued listing qualifications of the Bulletin Board.

The following table provides the high and low sales prices per share of the common stock as reported by the Bulletin Board since the stock began trading:

                                               HIGH           LOW
                                               ----           ----
1999
First Quarter                                  Not Trading*
Second Quarter                                 $2.00          $1.00
Third Quarter (through August 30, 1999)        $3.93          $1.75
-------------------------------------------------------------------
*Trading of MW's stock did not begin until Second Quarter 1999.

As of the close of business on September 1, 1999, the last reported sales price per share of MW's common stock was $3.50.

There were 441 holders of record of MW's common stock at the close of business on September 1, 1999. Such number does not include persons, whose shares are held by a bank, brokerage house or clearing company, but does include such banks, brokerage houses and clearing companies.

No cash dividends have been paid on MW's common stock since the organization of MW and MW does not anticipate paying dividends in the foreseeable future. MW currently intends to retain earnings for future growth and expansion opportunities.

              SELECTED CONSOLIDATED FINANCIAL DATA

The following table provides certain comparative financial data for MW for the years 1996, 1997 and 1998 as well as the first six months of 1999. The information provided in this table is qualified by the more complete information contained in the audited and un-audited consolidated financial statements provided later in this document.

All amounts shown below unless otherwise noted are in $1000s increments.

				   6/99       1998       1997        1996
                           ----       ----       ----        ----
Total Revenue                 0          0          0           0

Operating Income (loss)    (789)     (1221)     (1134)       (605)

Income (loss) before
Income Tax Expense         (775)      1106      (1127)       (595)

Net Income (loss)          (776)       433      (1252)       (467)

Income (loss) per share	  $(.05)      $.03      $(.09)	$(.03)

Total assets               2189       1404       2539        2609

Current portion of notes
Payable and L/T debt        425          0         90          48

Notes payable and L/T debt.
Less Current portion          0          0       2330        1556

Total Shareholder
Equity (deficit)          1097        1198       (256)          9
96

Dividends declared and       0           0          0           0
Paid


                      SELLING SHAREHOLDERS

The common stock offered hereby consist of:

* 2,386,750 outstanding shares of common stock that were issued upon conversion of convertible debentures sold to the selling shareholders by MW in July 1999 through a private placement exempt under Rule 506 of Regulation D;

* 2,159,260 shares issuable upon the conversion of the $880,000 in aggregate principal amount of convertible debentures, issued and contracted for by MW. The number of these shares are based upon the conversion price calculation described in the Section entitled "Security Ownership of Certain Beneficial Owners and Management" -
   "Convertible Debentures"   below, multiplied by 2.65 as
   required by the registration rights agreement; and

* 600,000 shares of common stock underlying warrants issued to the selling shareholders.

The following table provides as of September 1, 1999, information regarding the beneficial ownership of MW's common stock held by each of the selling shareholders; their shares owned prior to this offering; the total number of shares that are to be offered for each; the total number of shares that will be owned by each upon completion of the offering; and the percentage owned by each assuming conversion.


                              TOTAL NUMBER   TOTAL SHARES TO
                              OF SHARES TO   BE OWNED UPON
                              BE OFFERED FOR COMPLETION
NAME OF SELLING SHARES OWNED  SELLING        OF THIS
STOCKHOLDER	    PRIOR TO THIS	SHAREHOLDERS   OFFERING  PERCENT  BENEFICIAL
		    OFFERING(1)   ACCOUNT(2)               OWNED(3) OWNER(S)
--------------- ------------- -------------- --------- -------- ----------
Austost Anstalt
  Schaan
Landstrasse 163
9494 Furstenweg,
Vaduz                                                         Thomas
  Leichtenstein   986,634       986,634        0       5.16%  Hackl

Balmore Funds SA
Trident Chambers
Road Town                                                     Francois
Tortola, BVI      986,634       986,634        0       5.16%  Morax

Roseworth Group,                                              Alex
  Ltd                                                         Weiderkehr
C/o Dr. Batliner
  & Partners                                                  Hans
Aeulestrasse 74,                                              Gassner
  FI - 9490
Vaduz                                                         Kurt
  Leichtenstein  1,404,034	1,404,034        0       7.35%  Alig

Markham Holdings
  Limited
Suite 7B & 8B
50 Town Range                                                  J. David
Gibraltar          242,694      242,694        0       1.27%   Hassan

High Octane
  Fund Ltd
HWR Services
Craigmuir Chamber                                              Richard
PO Box 71                                                      Hubbard
Road Town,                                                     Fund
Tortola BVI      1,065,608      765,608        0       5.58%   Manager

Strategic
  Group Ltd
Suite 41/42
  Victoria House                                               Bernard
26 Main Street                                                 Hazell
PO Box 743                                                     Fund
Gibraltar          255,203      255,203        0       1.34%   Manager


Mark Hubbard
Suite 41/42
  Victoria House
26 Main Street
PO Box 743                                                     Mark
Gibraltar          255,203      255,203        0       1.34%   Hubbard

JW Genesis
  Financial
  Services Corp.
599 Lexington
  Avenue,
27th Floor                                                     Marshall
New York,                                                      Leeds
  NY 10022         250,000      250,000        0       1.30%   President
------------------------------------------------------------------------
(1) Except as otherwise noted, the named party beneficially owns and has sole voting and investment power over all shares or rights to these shares.
(2) Assumes that none of the selling shareholders sells shares of common stock not being offered hereunder or purchases additional shares of common stock.
(3) Based on 19,110,679 shares outstanding on September 1, 1999.

None of the selling shareholders or their beneficial owners have had a material relationship with MW other than as a shareholder as noted above at any time within the past three years.

                       PLAN OF DISTRIBUTION

The selling shareholders, or their respective pledgees, donees, transferees or other successors in interest, may sell some or all of the common stock in one or more transactions, including block transactions:

(1) on the NASD Over-the-Counter Bulletin Board, or on such other market on which the common stock may from time to time be trading;
(2)   in privately negotiated transactions;
(3)   through the writing of options on the common stock;
(4)   in short sales; or
(5)   in any combination of these methods of distribution.

The sales price to the public may be:

(1)   the market price prevailing at the time of sale;
(2)   a price related to such prevailing market price; or
(3) such other price as the selling shareholders determine from time to time.

The common stock may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

The selling shareholders, or their respective pledgees, donees, transferees or other successors in interest, may also sell the common stock directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will pay the usual and customary brokerage fees . Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers. If applicable, the selling shareholders also may have distributed, or may distribute, shares to one or more of their partners who are unaffiliated with MW. Such partners may, in turn, distribute such shares as described above. MW can provide no assurance that the selling shareholders will sell all or any of their common stock.

MW is bearing all costs relating to the registration of the common stock. All commissions or other fees payable to brokers or dealers in connection with any sale of the common stock will be borne by the selling shareholders or other party selling such common stock. MW has agreed to indemnify the selling shareholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the selling shareholders, or their transferees or assignees, may be required to make.

The selling shareholders must comply with the requirements of the Securities Act and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter under the Securities Act, it must comply with applicable law and may, among other things:

(a) not engage in any stabilization activities in connection with MW's securities;

(b) furnish each broker or dealer through which common stock may be offered such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

(c) not bid for or purchase any securities of MW or attempt to induce any person to purchase any securities of MW other than as permitted under the Securities Exchange Act.

             DESCRIPTION OF SECURITIES TO BE REGISTERED

MW has 100,000,000 authorized common shares with a par value of $0.001 per share of common stock, of which 19,110,679 are currently outstanding, including the 2,386,750 shares issued to the selling shareholders upon the partial exercise of their convertible debentures. In addition, there are approximately:

* 2,159,260 common shares issuable upon the conversion of $880,000 in convertible debentures based upon the conversion price calculation as required in the registration rights agreement See
Section entitled "Security Ownership of Certain Beneficial
Owners and Management" - "Convertible Debentures";

* 600,000 shares of common stock issuable upon the exercise of warrants issued to the selling shareholders, and


Thus, there are a total of 5,146,010 shares of common stock registered by this registration statement which includes:
* 2,386,750 shares that the selling shareholders acquired upon conversion of their convertible debentures,

* 2,159,260 shares underlying convertible debentures held and not converted by the selling shareholders, and

* 600,000 shares underlying warrants that are held by the selling shareholders.

There are also 1,365,000 shares issuable upon the exercise of employee incentive stock option agreements which are not being registered by this registration statement.

Holders of common stock have the right to cast one vote for each share held of record on all matters submitted to a vote of holders of common stock, including the election of directors. There is no right to cumulative voting in the election of directors. Stockholders holding a majority of the voting power of the capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of MW's stockholders. The vote by the holders of a majority of such outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of MW's Articles of Incorporation.

Holders of common stock are entitled to receive dividends on a pro rata basis , when, as and if declared by the board of directors, from funds legally available, subject to the rights of holders of any outstanding preferred stock. In the event of the liquidation, dissolution or winding up of the affairs of MW, all assets and funds of MW remaining after the payment of all debts and other liabilities, subject to the rights of the holders of any outstanding preferred stock, shall be distributed, pro rata, among the holders of the common stock. Holders of common stock are not entitled to pre-emptive or subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock offered hereby will be when issued, fully paid and non-assessable.

             INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of it or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Michael A. Cane of Cane & Company, Independent Counsel to MW has provided an opinion on the validity of MW's common stock.

                    DESCRIPTION OF BUSINESS

Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from those that are projected or suggested. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from those projected or suggested may be identified from time to time in MW's public filings and announcements.

MW Medical, Inc. is in the business of designing and developing microwave technologies for dermatological applications through its wholly owned subsidiary, Microwave Medical Corporation, a
California Corporation.    Unless specified otherwise, throughout
this discussion, MW and this subsidiary will be referred to interchangeably as MW. MW's products are in the developmental stage. MW plans to market and sell its microwave technology products upon completion of this developmental stage.

Principal Services and Products

MW is engaged in the development of technology relating to the use of microwave energy for medical applications. MW has a patent pending entitled, "Method and Apparatus for Treating Subcutaneous Histological Features," which focuses on the application of microwave energy in the treatment of spider veins and for use in hair removal. The use of microwave for hair removal is based upon the selective heating of hair follicles while cooling the surface of the skin for its protection. The hair follicle is the tissue around the hair which promotes the growth of the hair. MW has used computer modeling and laboratory studies to optimize its system for hair removal. Studies have shown effectiveness in destroying hair follicles while maintaining the integrity of the skin surface. MW completed Phase II clinical trials in June, 1998
on its microwave system for hair removal.    Phase II clinical
trials consisted of a gradually increasing dosage to establish safety and initial indications of efficacy. Twenty one subjects were tested, starting at a low dose in the first group of three subjects and gradually applying an increasing dose in each group of three subjects until the maximum tolerable dose was reached. Effectiveness was evaluated by following hair counts in the treated areas.

Phase III clinical trials for hair removal were completed in April 1999 to prove safety and efficacy in the use of the product. MW then submitted the results to the FDA on April 22, 1999. A determination of MW's FDA application has not yet been made, and no assurance can be given that the FDA will approve the application at any time in the future.

MW's objective is to obtain FDA approval and complete its development of a microwave therapy system that incorporates the technology described in its patent application for the following purposes:

(A)    The removal of unwanted hair for cosmetic purposes
       --------------------------------------------------
Unwanted hair is a common dermatological and cosmetic problem. There is an increasing demand for hair removal, which thus far has not been well addressed by current technologies. MW has been able to demonstrate that microwave technology is a safe, effective and feasible solution for hair removal in its Phase II and III clinical trials.

(B)   The treatment of Telangiectasia, or, spider veins
      -------------------------------------------------
Spider veins are thread-like red to purplish veins that stem from a network of small veins just below the surface of the skin. Spider veins develop more predominantly on the legs and faces of women. The female hormone estrogen usually causes these problems.
At this time, injection and lasers are the predominant treatments for this condition.

Research and Development

MW began its research and development program in April 1996 while a subsidiary of Dynamic. The research and development program included computer modeling, laboratory and other studies which led to the development of the prototype microwave system that has now completed clinical trials for hair removal, and will soon be in clinical trials for spider veins. With the sale of the business of P&H to Microwave Communications Corp. on May 6, 1998, Microwave agreed to provide the technical, management and office support related to microwave services to MW through April 1, 1999. This agreement was arranged by MW as part of the sale of the business of P&H in order to ensure that there would be no interruption to the development of the prototype machines for MW.

MW currently plans to launch its microwave system for hair removal by the end of the fourth quarter of 1999, subject to obtaining FDA approval. MW has three working prototype systems that are currently being used in clinical trials in the U.S. MW has an arrangement with ETM Industries, Inc. whereby ETM will develop a microwave power amplifier to deliver microwave pulses according to MW's specifications. Sonos, Inc. of Huntington Beach, California completed the industrial design of the clinical prototypes. MW will also use Sonos, Inc. for design and limited production of the
final unit.   MW intends to contract with outside vendors for the
microwave
generator, the wave guide transmission line, the components of the applicator, the micro-controller and other components of MW's microwave system. MW or a designated facility will be responsible for the final assembly and quality control.

Competition and Marketing

MW intends to market its microwave technology in the cosmetic dermatology market. In recent years, there has been a substantial upsurge in the demand for non-surgical cosmetic procedures in the treatment of spider veins and removal of hair. Market interest has been largely fostered by the introduction of laser technology for use in cosmetic dermatology.

MW plans to compete primarily with laser devices in North America and the European Community. MW's competitive advantage is expected to be based on price, safety and effectiveness. The end user price is expected to be in the range of $95,000 to 100,000, which is 25 to 35 percent below the current cost of the equivalent laser systems. In addition, laser technology cannot be applied well in individuals with dark skin and does not effectively cause hair removal in individuals with light colored hair. These limitations are the result of absorption of laser energy by specific pigments in the skin and hair. In addition, the efficacy of laser systems for spider veins is below optimal, in most cases requiring 3 to 5 treatments to achieve an acceptable result. Based upon MW's clinical studies to date, these limitations are not expected.

MW's principal competitors are Candela Corporation and ESC Medical Systems Ltd. Both Companies sell, among other things, laser systems used for hair removal and the treatment of spider veins.

The market strategy will be specific to the geographic area in which the product is being introduced. MW will focus on two marketing strategies: (1) selling or leasing the product to physicians and other health-care practitioners, and (2) fee sharing in which MW will arrange for financing of the product and take some percentage of the revenue generated through the use of the product. MW plans to use distributors in each major geographic area who will take over the sales and service of the product. MW has not yet entered into any formal agreements with any distributors, but expects to complete distribution agreements before the end of the fourth quarter 1999.

The primary customer will be physicians and other healthcare practitioners specializing in cosmetic surgery and dermatology.
In the U.S. alone, it is estimated that there are approximately 25,000 cosmetic surgeons and dermatologists. In addition, other physician specialists such as family practitioners, gynecologists, and surgeons have incorporated cosmetic dermatology into their practices.

The world wide market for the treatment of spider veins and hair removal is estimated to be $5 billion. New technologies will make up 25% of this market through the year 2002.

MW will concentrate marketing and sales efforts in the United States, Canada and the European Community. MW will apply to the appropriate regulators for all three markets. The commencement of the product shipments in the United States is conditional on FDA approval. In all markets, MW will apply for approval with regard to hair removal and spider veins.

FDA Approval Process

The Process of obtaining and maintaining FDA approval for the marketing and sale of a product like the one designed by MW has two aspects: (1) obtaining approval for the products use; and (2) complying with good manufacturing practices by establishing quality controls, operating procedures and technical documentation, among other aspects of the manufacturing process.

Step by step, the process of obtaining FDA approval occurs generally as follows:

1. The applicant goes through its beginning studies and testing;

2. The applicant submits an application to conduct human clinical trials with an Institutional Review Board. The IRB reviews the application and can grant the applicant the right to start human clinical trials. Alternatively, the IRB can require the applicant to apply to the FDA and obtain an exemption to do trials if it determines that the planned device creates a significant risk to human subjects.

3. If the applicant is granted the right to begin human clinical trials, it does so in phases. The first phase usually involves a safety study on normal individuals. Data is obtained and submitted to the IRB with other documentation to get approval to do Phase II studies. Phase II studies involve small groups of patients who are treated. The device is tested for safety and effectiveness. The data that is collected is again submitted to the IRB with a request to go to Phase III clinical studies. If the application is approved, Phase III clinical studies are begun on a larger group of patients. Safety and efficacy are tested more extensively and over multiple centers for more detailed analysis.

4. If the results of these clinical studies justify, the applicant can file an application with the FDA.
MW has completed all three phases of clinical trials and has applied to the FDA for approval. This application is in the process of being reviewed. The examiner has made no final determination, and no assurance can be given that once his investigation is completed the examiner will approve this application.

In addition, even if clearance is obtained, the devise must satisfy international electronic safety and emissions requirements as set by IEC 60601-1 to be sold in the US and Europe. As MW has not yet built its production device, no testing has been done to determine if the machine meets this standard. Upon completion of the device, MW will submit it to a certified testing laboratory for a determination that it meets these requirements. The test data obtained from this will be incorporated into a technical file and submitted to the appropriate agency in the European Market to obtain approval, assuming the device has passed the test. Once obtained, MW will be able to market and sell its machines as planned.

Note that no assurance can be given that such approval will be obtained upon this application.

Employees

MW's six employees consist of its President, Vice President of Sales, Director of Sales, N.A., Secretary/Financial Officer, electrical/microwave engineer and microwave technician. By the end of 1999, the research and development division of MW is
expected to increase to four full-time employees.   Expansion will
coincide with MW's product rollout. Independent companies and persons under the supervision of MW will conduct manufacturing and assembly. Sales, marketing and administration is anticipated to add approximately 5 new employees by the end of Fourth Quarter 1999 to coincide with MW's product release and anticipated regulatory approval. None of the employees of MW or its subsidiaries are subject to collective bargaining agreements, nor have they been on strike, or threatened to strike, within the past three years. MW and its subsidiaries have no supplemental benefit or incentive arrangements with their employees other than health insurance coverage and MW's incentive stock option plan.

Patents and Trademarks

The success of MW substantially depends upon its microwave technology for use in cosmetic dermatology. MW has a patent pending entitled, "Method and Apparatus for Treating Subcutaneous Histological Features," which focuses on the application of microwave energy to the treatment of spider veins and for use in
hair removal.   MW has no other patent, trademark or intangible
property.

Research and Development Expenditures

During the 1997 and 1998 fiscal years, the following amounts were spent by MW on research and development activities:

                     Year Ended           Year Ended
                     December 31, 1997    December 31, 1998
                     -----------------    -----------------
MW                   $ 1,057,759          $ 569,738

Note that part of these expenditures were expended while MMC was a subsidiary of Dynamic. The Research and Development costs for P&H is incorporated into the discontinued operations category in the Financial Statements.

Subsidiaries

Because MW acts only as a holding company for P&H and MMC, all of the information for each of these entities is listed throughout this prospectus. The subsidiaries' financial information is included in the consolidated financial statements attached to this document. MW did not come into existence until December 1997, while the subsidiaries were in existence for all of 1997. P&H and MMC have maintained separate operations and financial reporting, both prior and subsequent to the spin-off of the shares of MW by Dynamic.

Description of Property

MW leases space on a rent-free basis at 6955 E. Caballo Dr., Paradise Valley, AZ 85253., and MMC's offices are located at 65 W. Easy St., Suite 104, Simi Valley, CA 93063.

Corporate Organization

MW is a Nevada corporation and was incorporated as a subsidiary of Dynamic Associates, Inc. on December 4, 1997. On February 26, 1998, MW entered into an agreement with Dynamic in which MW issued 14,223,929 of its common shares to Dynamic in consideration for:

(a) all of the issued and outstanding shares of P&H Laboratories, Inc., a California corporation ;

(b) all of the issued and outstanding shares of MMC and shareholders loans to MMC in the amount of $2,169,806; and

(c) the agreement of Dynamic to pay to MW a total of $200,000.
The obligation of Dynamic to pay the sum of $200,000 is evidenced by a promissory note dated February 26, 1998. Dynamic made a payment of $50,000 toward this obligation in March of 1999, making the current principal amount of the debt $150,000.

Dynamic then transferred all shares of MW to the shareholders of Dynamic through a distribution completed on March 11, 1998. Each shareholder of Dynamic received one common share of MW for each common share of Dynamic held by the shareholder. The shares of MW distributed by Dynamic constituted all of the issued and outstanding shares of MW at the time.

As subsidiaries of Dynamic, each of MMC and P&H had been in the microwave technologies business for approximately 2 years. MMC commenced its business as a subsidiary of Dynamic in September, 1995. Dynamic acquired a 50% interest in P&H in January, 1996. Dynamic acquired the remaining 50% of P&H in September, 1997.

MW sold the business of P&H under an asset purchase and sale agreement dated March 9, 1998 between P&H and Microwave Communication Corporation, a California corporation. Under this Agreement, MW, through P&H agreed to sell to Microwave all of the assets of the business of P&H as a going concern. The sale of assets by P&H to Microwave was completed on May 6, 1998. MW received the following consideration on closing:

(a) cash consideration of $160,943;

(b) a promissory note issued by MCC/ Ferro Systems, Inc., a subsidiary of Microwave, whereby MCC/Ferro agreed to pay to P&H the sum of $250,000 on August 1, 1998 and the sum of $243,125 on March 31, 1999. P&H has assigned this note to MW;

(c) the agreement of Microwave to provide to MMC 1200 hours of microwave related services for the period to April 1, 1999, subject to a maximum of 100 hours per month;

(d) office space for the business of MMC at MCC/Ferro's facility in Simi Valley, California until February 28, 1999.

The obligations of MCC/Ferro under its promissory note are secured by a general security agreement against the assets of MCC/Ferro and the guarantee of Microwave. The general security agreement is subordinated to a bank financing arranged by MCC/Ferro to pay-out P&H's bank financing and pay the amounts owed.

Before disposition of its business, P&H was involved in the business of manufacturing microwave components and subsystems for the communications and aerospace industries. The devices included isolators, circulators, power monitor devices, filters, diplexers, switching diplexers, multi-junction circulators, microwave subsystems and integrated packages and subsystems. P&H is currently inactive because of the sale of the assets comprising its business.

    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                    AND RESULTS OF OPERATIONS

MW's products are in the development stage. MW plans to market and sell its microwave technology products upon completion of the development stage.

Default on Note Payment by Purchaser of P&H

As noted above, MW sold the business of P&H on March 9, 1998. As part of the consideration for this sale, MW took back a promissory note from MCC/ Ferro Systems, Inc. to pay to P&H the sum of $250,000 on August 1, 1998 and the sum of $243,125 on March 31,
1999.  P&H has assigned the note to MW.

The payment on this note was not received on March 31, 1999 as promised. MW has recorded an allowance for doubtful accounts of $60,000 and extended the repayment terms. MCC was to make monthly payments of $15,000 including interest at 8% beginning in July on the principal balance of $243,125. MCC is currently in default of it's July and August payments under this revised agreement and MW is currently negotiating the collection of this debt.

Liquidity And Capital Resources

As a subsidiary of Dynamic, MMC had net losses equal to $595,318 for the year ended December 31, 1996 and $1,127,675 for the year ended December 31, 1997. The losses were funded by Dynamic. MW is now responsible for financing MMC independently of Dynamic. MW does not, however, have any debt owing to Dynamic because of the spin-off.

MW has applied and will apply the proceeds from the disposition of the microwave technologies business owned by P&H to fund MMC. MW will also apply funds realized from the promissory note executed by Dynamic in favor of MW to fund MMC. MW began an offering of 2,500,000 shares of stock in June, 1998 which was completed in parts with the sale of 1,500,000 common shares in October, 1998 at a price of $0.75 per share for gross proceeds of $1,125,000, the sale of 300,000 shares in March of 1999 at a price of $0.75 per share for gross proceeds of $225,000 and the sale of the remaining 700,000 shares in June of 1999 at a price of $0.75 per share for gross proceeds of $525,000. MW has paid a commission of 10% of the gross proceeds in connection with completion of this financing.

As of June 30, 1999, MW had $918,002 in cash and cash equivalents. During the six months ended June 30, 1999, MW received cash of $750,000 and incurred capital raising costs of $75,000 in connection with the sale of 1,000,000 shares of MW's common stock. These shares were sold using the exemption from registration provided by Rule 506 of Regulation D of the Securities Act of 1933. Loss per share from research operations, general and administrative expenses and depreciation and amortization was $.05.

Subsequent to June 30, MW raised $3 million from the sale of 8% convertible debentures due July 31, 2000 to a number of investors using the exemption from registration provided by Rule 506 of

Regulation D of the Securities Act of 1933. Under the Purchase Agreement for these convertible debentures, the purchasers obtained warrants for the purchase of 350,000 shares of MW's common stock at a price of $2.75 per share, and the registration rights contained in the registration rights agreement. Three of the investors also agreed to purchase an additional $500,000 of the convertible debentures following registration of the securities. A large number of the purchasers exercised their option to convert their debentures into common stock shortly after purchase.

Results Of Operations

The financial statements for 1999 present the combined activities of MW and MMC.

The financial statements for 1998 present the combined activities of MW, MMC, P&H, and MW's German subsidiary, Microwave Medical
GmBH. The financial information for P&H is for the first quarter of 1998 only.

First Six Months Fiscal 1999 Compared With First Six Months Fiscal
1998

During the six months ended June 30, 1999, the management of MW received $210,000. The President received $72,000, the Chairman received $90,000 and the Secretary/Treasurer received $48,000.

Net loss for the six months ended June 30, 1999 was $775,975 compared to income of $1,185,495 for the same period in 1998. The income generated in 1998 was due to the cancellation of its $2 million debt from MMC's former parent company, Dynamic.

General and administrative expenses for the six months ended June
30, 1999 were $477,320 compared to $87,304 for the same period in 1998. In 1999, MW has been assembling key executives for growth.

Research and development expenses were $262,151 for the six months ended June 30, 1999 compared to $351,940 for the same period in 1998. R&D cost were higher in 1998 due to the additional testing site of MW's German subsidiary.

Depreciation and amortization expenses for the six months ended
June 30, 1999 were $49,344 compared to $50,564 for the same period in 1998.

Fiscal 1998 Compared to Fiscal 1997

MW experienced an operating loss of $1,221,065 for the year ending December 31, 1998. This is a slight increase over the loss experience by MW of $1,133,549 in 1997. The Gross Profit for 1998 and 1997 was $0, however, in 1998 MW had net income before taxes of $1,106,167 versus a loss of $1,126,875 for the previous year. This income was the result of the spin-off from Dynamic, the forgiveness of the debt owed to Dynamic, the contribution agreement with MW and other miscellaneous interest income.

Research and development costs shown on the statements of operations relate to costs incurred by Microwave Medical Corp. and MMC GmBH. In 1998, Research and Development was $569,738 compared to $1,057,759 in 1997. These R&D expenses declined because of closing the German testing facility and concentrating all of these operations at the US facility. In 1998, the majority of the research was in the clinical trials and less on the development of the product.

The sales, general and administrative expenses increased to $554,979 in 1998 from $0 in 1997. This increase is attributed to the addition of administrative personnel made necessary after the sale of P&H.

MW reported net interest/expense income, bad debts and miscellaneous income of $2,327,232 for 1998, compared to $6,674 for 1997. This is due primarily to the forgiveness of the Dynamic debt in the amount of $2,169,807.

Working capital was $969,072 at December 31, 1998 compared to $1,329,692 at December 31, 1997. The decrease is mainly from the sale of the net assets of P&H.

Comparison of Fiscal 1997 with Fiscal 1996

Depreciation and amortization expense was $75,790 for 1997 compared to $15,941 for 1996. The increase is due to the fact that MW had more equipment in service in 1997.

Research and development expense was $1,057,759 in 1997 compared with $588,915. The increase is due to the fact that MW was conducting research in Germany as well as in the U.S. in 1997 and greatly expanded its research activities in 1997.

The loss from operations of P & H was $124,803 in 1997 compared with income from those operations in 1996 of $128,409. The decline in operations in 1997 was a major factor in MW's decision to sell the operations of P & H in early 1998.

Note that MW Medical did not have any operations until 1998 and that the information provided above is therefore a reflection of the operations of its subsidiaries under their former parent, Dynamic Associates, Inc.

Impact of the Year 2000 Issue

The "Year 2000 problem" arose because many existing computer programs use only the last two digits to refer to a year. Therefore, these computer programs do not properly recognize a year that begins with "20" instead of the familiar "19". If not corrected, many computer applications could fail or create erroneous results. The extent of the potential impact of the Year 2000 problem is not yet known, and if not timely corrected, it could affect the global economy. MW believes that its computer programs are Y2K compliant and does not expect to be adversely affected by the issue. MW is presently identifying and assessing the year 2000 readiness of its key suppliers that it believes to be significant to MW's business operations. At this point in time, the worst case scenario would be that certain of MW's material suppliers or vendors experience business disruptions due to the year 2000 issue and are unable to provide materials and services to MW on time. In such a case, MW would be delayed in its product deliveries and would likely experience losses as a result.

                            MANAGEMENT

The following are the names of the officers and directors of MW, their present positions with MW and its subsidiaries, and some brief information about their background.

MW Medical, Inc. and Microwave Medical Corporation

Name			Age		Offices Held

Jan Wallace       43		Director, President
Grace Sim		38		Secretary, Treasurer, Director
Elliot Smith      67          Director
Jack Friedland    59          Director

Jan Wallace was President, Chief Executive Officer and a director
of MW at its inception in December, 1997.   Ms. Wallace resigned
as President and Chief Executive Officer effective October 1, 1998 and was then re-appointed on July 9, 1999 after the resignation of former President Paul Banko. Ms. Wallace has been employed by Dynamic since April 1995, when she was elected to the Board of Directors and accepted the position of Chief Operating Officer. She is currently a director and the President of Dynamic. Ms. Wallace was previously Vice President of Active Systems, Inc. a Canadian company specializing in SGML Software, an ISO standard, in Ottawa, Ontario for the period from 1993 to 1994. Before that, she was President and Owner of Mailhouse Plus, Ltd., an office equipment distribution company which was sold to Ascom Corporation. She has also been in management with Pitney Bowes-Canada and Bell Canada where she received its highest award in Sales and Marketing. Ms. Wallace was educated at Queens University in Kingston, Ontario and Carleton University, Ottawa, Ontario in Political Science with a minor in Economics.

Grace Sim has been the Secretary/Treasurer and a director of MW since its inception in December 1997. She is also currently the Secretary/Treasurer and a director of Dynamic Associates, Inc., a public company. Ms. Sim joined Dynamic in January 1997. Before joining Dynamic, Ms. Sim owned Sim Accounting, an accounting consulting company in Ottawa, Ontario, Canada. Between 1993 and 1994, she worked as the controller with Fulline, an office equipment company and with Mailhouse Plus Ltd. between 1990 and 1992. Ms. Sim received her Bachelor of Mathematics with honors from the University of Waterloo in Waterloo, Ontario.

Elliot Smith is a Director of the Company appointed on September 16, 1999. Mr. Smith has held a variety of senior management-level positions in some of the world's most prestigious financial institutions during the past 40 years. Mr. Smith began a 29 year career with Prudential Bache in 1954 when he was hired as a Registered Representative in its Syracuse, New York office. By 1973, Mr. Smith was elected to the Board of Directors of Bache & Company Inc. In 1977, he was named Senior Officer of Commodity Division and Metal Company and in 1980, was elected President of Bach Haley Stuart Metal Company Inc. On leaving Prudential-Bache in 1983, Mr. Smith served as Executive Vice President at R. Lewis Securities, Inc., located in New York City and from 1983 to 1995, was President of Whale Securities Company, L.P., in New York. Since 1995, Mr. Smith has served as President of the Equity Division of Rickel & Associates, Inc., an investment company. Mr. Smith has also been elected to the Boards of The Pennington School and Jullians Corporation. He is a former Member and Director of the Chicago Board of Options Exchange; Governor of the American Stock Exchange (AMEX); Governor and Chairman of the AMEX Commodities Exchange; Director and Member of the Executive Committee of the Securities Industry Automation

Corp. and a past President of the Association of Investment
Brokers.  Mr. Smith is currently Executive Vice President,
Investments at Oscar Gruss & Son, Inc.

Jack Friedland is a Director of the Company appointed on September
16, 1999. Dr. Friedland has operated a medical office in Phoenix, Arizona for the past 25 years.
Dr. Friedland specializes in aesthetic plastic and reconstructive surgery for both children and adults. Dr.
Friedland completed his undergraduate education at the University of Wisconsin (Madison), received his Bachelor of Science degree from Northwestern University in 1962 and graduated from Northwestern
Medical School in 1965 where he was elected to the Alpha Omega
Alpha Honor Medical Society. Following his graduation from medical school, Dr. Friedland's post-doctoral work included a surgical internship (1965-1966) and surgical residency (1966-1970) through New York University - Bellevue Medical Center. Dr. Friedland was Surgery Resident and Chief Resident during his surgical residency at N.Y.U. from 1966-1970, and Chief Resident and Plastic Surgery Resident at the Institute of Reconstructive Plastic Surgery, N.Y.U. Medical Center, from 1972-1974. Dr. Friedland maintains three board certifications: National Board of Medical Examiners (1966), American Board of Surgery (1971), and American Board of Plastic Surgery (1975) and is a Fellow with the American College of Surgeons. Dr. Friedland is also a former President and current member of the Board of Trustees of the prestigious American Society for Aesthetic Plastic Surgery. Dr. Friedland has authored numerous published books and peer-reviewed articles in his practice specialty.

On July 9, 1999, Paul Banko resigned as President, director and
CEO of MW and on August 31, 1999, Robert Spertell, resigned as
MW's Chief Scientist. MW subsequently retained Mr. Spertell as a scientific consultant.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                        AND MANAGEMENT

The following table provides , the beneficial ownership of MW's common stock by each person known by MW to beneficially own more than 5% of MW's common stock outstanding as of August 31, 1999and by the officers and directors of MW as a group. Except as otherwise indicated, all shares are owned directly.


                  Name and address       Amount of      Percent
Title of class    of beneficial owner    beneficial 	  of class*
                                         ownership
--------------    -------------------    ----------     ---------
Common Stock      Jan Wallace            500,000(1)      2.62%
                  (Chairman)
                  6955 E. Caballo Dr.
                  Paradise Valley, AZ
                  85253

Common Stock      Grace Sim               50,000(2)      0.26%
                  (Secretary/Treasurer)
                  6955 E. Caballo Dr.
                  Paradise Valley, AZ
                  85253

Common Stock      Elliot Smith            50,000(3)      0.26%
                  (Director)

                  6955 E. Caballo Dr.
                  Paradise Valley, AZ
                  85253

Common Stock      Jack Friedland               0(4)       0%
                  (Director)
                  6955 E. Caballo Dr.
                  Paradise Valley, AZ
                  85253

Common Stock      All Officers and       600,000         3.14%
                  Directors as a
                  Group (4 persons)
-------------------------------------------------------------------
* Based on 19,110,679 shares of common stock outstanding as of September 1, 1999.
(1) Ms. Wallace also holds stock options to purchase 400,000 shares at a price of $1.00.
(2) Ms. Sim also holds stock options to purchase 200,000 shares at a price of $1.00.
(3) Mr. Smith also holds stock options to purchase 100,000 shares at a price of $2.62.
(4) Dr. Friedland also holds stock options to purchase 100,000 shares at a price of $2.62.

Warrants

There are 600,000 warrants to purchase securities of MW outstanding. 350,000 of these warrants are exercisable at a price of $2.75 per share on or before the close of business on July 30, 2002. The remaining 250,000 warrants are exercisable at a price of $3.312 per share at any time before 5:00 pm New York City time on July 20, 2004.

Options

The Board has adopted an incentive stock option plan providing for the issuance of up to 2,500,000 shares of MW's common stock to its directors, officers, consultants, and employees, and is in the process of obtaining the necessary shareholder approval to initiate the plan. Currently, there are options issued to purchase 1,365,000 shares of MW's stock through this stock option plan.

Convertible Debentures

On July 20, 1999, MW sold $3,000,000 worth of convertible debentures. $2,620,000 of these debentures were converted between July 21, 1999 and July 23, 1999, leaving $380,000 in debentures still outstanding. These remaining debentures are convertible by their holders, the selling shareholders, at a price determined by the following formula:

(a)	the principal amount of the debenture, together with
accrued but unpaid interest;

(b)	multiplied by a price for each share of common stock
equal to the lower of (1) 75% of the market price at the Conversion Date, or (2) $2.75. The term market price means the average of the three lowest closing bid prices on MW's principal market on any trading day during the twenty-two (22) trading day period ending on the trading day immediately prior to the date upon which the market price is to be determined; but --

(c)	the conversion price may not be less than $0.75 if
all of the following conditions are satisfied:

a.	a registration statement is effective for the
common stock;

b.	the common stock has been traded since the
effective date of the registration statement for thirty (30) consecutive trading days with an average daily volume of 140,000 shares at a volume-weighted average price of at least 150% of the closing bid price on the closing date for the sale of the debentures;

c.	MW's microwave hair removal product has received
written FDA approval; and

(d)	the minimum conversion price may also be increased if
the foregoing conditions continue to be met and any or all of the following conditions are met:

a.	MW's most recent timely filed Form 10-Q shows net
revenues for the quarter of at least $10,000,000.
In such a case the minimum conversion price would then be increased by $0.25;

b.	MW's most recent timely filed Form 10-K shows net
revenues for the fiscal year of at least
$50,000,000. In such a case the minimum
conversion price would then be increased by $0.35;

c.	the common stock has traded since the effective
date of the registration statement for thirty
(30) consecutive trading days with an average daily volume of 250,000 shares. In such a case, the minimum conversion price would then be increased by $0.25.

For example, if a holder of $100,000 of convertible debentures converted his debentures into shares on a date when the average of the three lowest closing bid prices for the previous twenty two trading days was $3.00 per share, the conversion price would be $2.25 (($3.00X.75) resulting in the issuance of 44,444 shares.
If, however, the average of the three lowest closing bid prices was $4.00, the conversion price would be $2.75 rather than $3.00 (($4.00X.75) , as the cap of $2.75 would apply. On the other hand, if the average price dropped below $1.00 per share, the minimum price of 75 cents would apply if all of the conditions of item (c) above were met. Moreover, this minimum price would be increased by the increments provided in item (d) if any or all of the conditions described in that item were also met.

In addition, there are $500,000 worth of convertible debentures under an agreement of sale to the following three investors:

Austost Anstalt Schaan	$125,000

Balmore Funds SA		$125,000

Roseworth Group, Ltd	$250,000

These debentures, once issued, will be convertible under the same formula as described above.

Public Market

MW's shares are currently trading on the OTC Bulletin Board under the stock symbol MWMD. On September 1, 1999, the closing sale price of the common stock was $3.50 per share.

Registration Rights

The selling shareholders have the right to require MW to register their common shares with the US Securities and Exchange
Commission.   These rights are evidenced by a registration rights
agreement and is the sole reason for MW's filing of this S-1 registration statement on behalf of the selling shareholders. The registration rights agreement provides, in part, that MW is obligated to register all the warrant shares it has issued to investors, along with all the shares that have been issued to parties exercising their right of conversion as holders of the convertible debentures. In addition, MW must register 265% of the shares it is required to issue upon the conversion of any unconverted debentures at the conversion price in effect on the closing date for the sale of the debentures. Under this registration rights agreement, a registration statement must be filed with the SEC within 45 days of the closing date and such registration statement must become effective within 105 days from the closing date or five (5) days from clearance by the Commission to request effectiveness. Failure to meet these deadlines or to maintain the registration statement as effective will create potentially severe penalties for MW, including the requirement to pay liquidated damages to the purchasers of the convertible debentures of three percent (3%) of the aggregate market value of shares of common stock purchased from MW for each month such registration statement is not effective.

This registration statement is being filed to satisfy MW's obligations under the registration rights agreement. The filing of this registration statement satisfied the 45 day filing requirement. The clearance by the SEC to the effectiveness of this registration statement on or before November 2, 1999 will be necessary to satisfy the 105 day requirement.

          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

Except as disclosed below, none of the following parties since the date of MW's incorporation has had any material interest, direct or indirect, in any transaction with MW or in any presently proposed transaction that, in either case, has or will materially affect MW.

*     Director or officer of MW
*     Proposed nominee for election as a director of MW
* Person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to all outstanding shares of MW
*     Promoter of MW
*     Relative or spouse of any of the foregoing persons

During 1998, MW's President was paid $36,000, MW's Chairman of the Board was paid $150,000 and MW's Secretary/Treasurer was paid
$80,000.

In 1999, MW's Former President received $12,000 monthly, its
Chairman received $15,000 monthly and its Secretary received
$8,000 monthly.

                  Annual Compensation Table

                   Annual Compensation    Long Term Compensation
                   -------------------    ----------------------
                                    Other Restricted
                                   Annual Stock      Options/* LTIP   All
Name  Title  Year  Salary    Bonus Compen- Awarded   SARs (#) pay-    Other
                                   sation                     outs($) Compen-
                                                                      sation
----  ----- -----  ------    ----- ------ ---------- -------  ------- -------
Jan   Chair-
Wallace man  1998 $150,000(1) $0     0	    0	        0	     0      0
Director

Paul E. Pres-
Banko	 ident 1998 $ 36,000(2)	$0     0        0         0        0      0
CEO

Grace  Dir-
Sim  	 ector 1998 $ 80,000(3) $0	 0	    0	        0        0	0
Secretary/
Treasurer

Elliot Dir-
Smith	 ector 1998 $      0    $0	 0	    0	        0        0	0

Jack   Dir-
Fried- ector 1998 $      0    $0	 0	    0	        0        0	0
land

(1) Includes $86,393 accrued at 12/31/98.
(2) For October 1, 1998 to December 31, 1998
(3) Includes $45,569 accrued at 12/31/98.

In March 1999, MW granted 400,000 options to Paul E. Banko,
400,000 to Jan Wallace, and 200,000 to Grace Sim. The options allow the holders to purchase common shares of MW for $1.00 per share. 50% of the options are exercisable immediately and 50% require a one-year waiting period. A number of other employees were granted options on similar terms. Subsequently, Paul Banko resigned and an agreement was reached in which he retained only 200,000 of his original 400,000 options.

MW's policy regarding related transactions requires that any director or officer who has an interest in any transaction to be approved by the board of directors of MW disclose the presence and the nature of the interest to the board of directors prior to any
approval of the transaction by the board of directors.   The
transaction may then be approved by a majority of the disinterested directors, provided that an interested director may be counted in the determining the presence of a quorum at the meeting of the board of directors to approve the transaction.
MW's policy regarding compensation for directors and officers is that the board of directors may, without regard to personal interest, establish the compensation of directors for services in any capacity.

                         LEGAL MATTERS

MW is not a party to any material legal proceedings and to MW's knowledge, no such proceedings are threatened or contemplated. MW is, however, a party in a legal proceeding in Northern California based on a breach of certain promissory notes by and against Microthermia Corporation. Settlement discussions in that matter are currently in process. Management believes that such litigation will not have a material impact on the business of MW.

                             EXPERTS

The consolidated balance sheet of MW Medical, Inc. as of December 31, 1998 and the consolidated statements of operations, stockholders' equity and cash flows and the financial statement schedule for the years ended December 31, 1998, appearing in this prospectus and registration statement, have been audited by Smith and Company, independent auditors, as described in their report appearing elsewhere in this document, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                      AVAILABLE INFORMATION

MW is subject to the informational requirements of the Securities and Exchange Act of 1934, and as a result files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy and information statements filed by MW may be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding MW at the address http://www.sec.gov.

MW has filed with the Securities Exchange Commission a registration statement on Form S-1, under the Securities Act of 1933, with respect to the offered common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information provided in the registration statement, certain parts of which are omitted in compliance with the rules and regulations of the Commission. Copies of the registration statement, including all exhibits, may be obtained from the Commission's principal office in Washington D.C. upon payment of a fee or may be examined without charge at the offices of the Commission as described above.

                   INDEX TO FINANCIAL STATEMENTS

(a) The following financial statements are included:

F-1   Independent Auditor's Report

F-2   Consolidated Balance Sheets - December 31, 1998 and 1997

F-3   Consolidated Statements of Operations  -  Years  Ended
December 31, 1998, 1997, and 1996.

F-4   Consolidated Statements of Changes in Stockholders' Equity -
Years Ended December 31, 1998, 1997 and 1996.

F-5   Consolidated Statements of Cash Flows  - Years Ended
December 31, 1998, 1997, and 1996.

F-6   Notes to Consolidated Financial Statements


(b) Un-audited Consolidated Financials Prepared by Management for the first six months of 1999:

F-14   Consolidated Balance Sheets - June 1999

F-15   Consolidated  Statements  of  Operations  --  June 1999

F-16   Consolidated  Statements  of Cash  Flows  --  June 1999.

                                 SMITH & COMPANY
                          A PROFESSIONAL CORPORATION OF
                          CERTIFIED PUBLIC ACCOUNTANTS

MEMBERS OF:                                  10 WEST 100 SOUTH, SUITE 700
AMERICAN INSTITUTE OF                        SALT LAKE CITY, UTAH 84101
     CERTIFIED PUBLIC ACCOUNTANTS            TELEPHONE:       (801) 575-8297
UTAH ASSOCIATION OF                          FACSIMILE:       (801) 575-8306
     CERTIFIED PUBLIC ACCOUNTANTS            E-MAIL: smith&co@smithandcocpa.com
--------------------------------------------------------------------------------



                          INDEPENDENT AUDITOR'S REPORT


Board of Directors
MW Medical, Inc.

We have audited the accompanying consolidated balance sheets of MW Medical, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 1998, 1997, and 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MW Medical, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations, changes in stockholders' equity, and their cash flows for the years ended December 31, 1998, 1997, and 1996, in conformity with generally accepted accounting principles.

                                                       Smith & Company
                                                    CERTIFIED PUBLIC ACCOUNTANTS

Salt Lake City, Utah
March 12, 1999

                        MW MEDICAL, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS


                                                December 31,
                                          -------------------------
                                           1998                1997
                                   ---------------  ---------------
ASSETS
  CURRENT ASSETS
    Cash and cash equivalents          $   890,283      $   387,982
    Accounts receivable (less
      allowance for doubtful
      accounts of $0 in 1998 and
      $20,000 in 1997)                           0          559,783
    Receivable - former parent             200,000                0
    Receivable - P&H sale
      (less allowance for doubtful
      accounts of $60,000) (Note 15)        21,625                0
    Other receivables                        2,000           19,824
    Inventories (Note 2)                         0          809,977
    Prepaid expense and other
      current assets                        61,282           17,829
    Deferred tax benefit (Note 8)                0                0
                                    --------------  ---------------
TOTAL CURRENT ASSETS                     1,175,190        1,795,395

  PROPERTY, PLANT, & EQUIPMENT
    (Note 4)                                67,392          693,283

  OTHER ASSETS
    Deposits                                     0           21,705
    Receivable - P&H sale (Note 15)        161,500                0
    Organization Costs (Note 2)                400           28,440
                                    --------------  ---------------
                                           161,900           50,145
                                    --------------  ---------------
                                       $ 1,404,482      $ 2,538,823
                                    ==============  ===============

LIABILITIES & EQUITY (DEFICIT)
  CURRENT LIABILITIES
    Accounts payable                   $    70,766      $   227,587
    Accrued expenses                         1,038          147,667
    Accrued expenses - related
      parties (Note 13)                    132,714                0
    Current portion of long-
      term debt (Note 7)                         0           90,449
    Income taxes payable (Note 8)            1,600                0
                                    --------------  ---------------
          TOTAL CURRENT LIABILITIES        206,118          465,703

  Payable - former parent (Note 6)               0        1,999,806
  Long-term debt (Note 7)                        0          329,808
  Deferred income tax
    (Notes 2 and 8)                              0                0
                                    --------------  ---------------
                                                 0        2,329,614
                                    --------------  ---------------
          TOTAL LIABILITIES                206,118        2,795,317

Commitments and contingencies (Note 9)           0                0

  STOCKHOLDERS' EQUITY
    Common Stock $.001 par value:
      Authorized - 100,000,000 shares
      Issued and outstanding
        15,723,929 shares
        (14,223,929 in 1997)                15,724           14,224
      Additional paid-in capital         1,055,997           35,876
      Retained earnings (deficit)          126,643         (306,594)
                                    --------------  ---------------
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)     1,198,364         (256,494)
                                    --------------  ---------------
                                       $ 1,404,482      $ 2,538,823
                                    ==============  ===============



See Notes to Financial Statements.

                        MW MEDICAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                        Year ended December 31,
                            -------------------------------------------
                            1998               1997                1996
                            -------------  -------------  -------------
Net sales                   $           0  $           0  $           0
Cost of sales                           0              0              0
                            -------------  -------------  -------------
               GROSS PROFIT             0              0              0

Selling and General &
  administrative expenses         554,979              0              0
Depreciation and amortization      96,348         75,790         15,941
Research and development
  (Note 2)                        569,738      1,057,759        588,915
                            -------------  -------------  -------------
                                1,221,065      1,133,549        604,856

        NET OPERATING (LOSS)   (1,221,065)    (1,133,549)      (604,856)

OTHER INCOME (EXPENSE)
  Interest income                  17,425          6,674         10,338
  Debt cancellation -
    former parent (Note 6)      2,169,807              0              0
  Bad debts                       (60,000)             0              0
  Fee - former parent             200,000              0              0
                            -------------  -------------  -------------
                                2,327,232          6,674         10,338
                            -------------  -------------  -------------

Income (loss) from
  continuing operations
  before income taxes           1,106,167     (1,126,875)      (594,518)
INCOME TAX EXPENSE (Note 8)           800            800            800

                            -------------  -------------  -------------
    NET INCOME (LOSS) BEFORE
    DISCONTINUED OPERATIONS     1,105,367     (1,127,675)      (595,318)

DISCONTINUED OPERATIONS
  Operations of subsidiary
    sold 4/1/98                  (194,268)      (124,803)       128,409
  Sale of net assets of
    subsidiary                   (477,862)             0              0
                            -------------  -------------  -------------
Loss from discontinued
  operations                    (672,130)       (124,803)       128,409
                            -------------  -------------  -------------
          NET INCOME (LOSS) $    433,237   $  (1,252,478) $    (466,909)
                            =============  =============  =============

Net income (loss) per
  weighted average share -
  continuing operations     $        .08   $        (.08) $        (.04)
Net income (loss) per
  weighted average share -
  discontinued operations           (.05)           (.01)           .01
                            -------------  -------------  -------------
                            $        .03   $        (.09) $        (.03)
                            =============  =============  =============


Weighted average number
  of common shares used
  to compute net income
  (loss) per weighted
  average share               14,462,285      14,223,929     14,223,929
                            ============   =============  =============

 See Notes to Financial Statements.

                        MW MEDICAL, INC. AND SUBSIDIARIES
      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)



                            Common Stock      Additional
                         -------------------
                           Par Value $.001      Paid-in      Retained
                         -------------------
                            Shares    Amount    Capital      Earnings
                            ------   -------    -------      --------
Balances at 12/31/95             0  $      0   $      0     $       0
  Issuance of common
    stock (restricted)
    at $.1028per share
    for subsidiaries *  14,223,929    14,224     35,876     1,412,793
Net loss for year                                            (466,909)
                        ----------   -------   --------     ---------

Balances at 12/31/96    14,223,929    14,224     35,876       945,884
Net loss for year                                          (1,252,478)
                        ----------   -------   --------     ---------

Balances at 12/31/97    14,223,929    14,224     35,876      (306,594)
Stock sold for cash      1,500,000     1,500  1,009,513
Subsidiary adjustment                            10,608
Net income for year                                           433,237
                        ----------   -------   --------     ---------
Balances at 12/31/98    15,723,929  $ 15,724 $1,055,997    $  126,643
                        ==========  ========  =========     =========

* Transaction actually occurred on March 11, 1998, but is reflected earlier under pooling-of-interests method of accounting.


See Notes to Financial Statements.
                               F-4

                        MW MEDICAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                       Year ended December 31,
                            -------------------------------------------
                            1998               1997                1996
                            -------------  -------------  -------------
OPERATING ACTIVITIES
  Net income (loss)         $     433,237  $  (1,252,478) $    (466,909)
  Adjustments to reconcile
    net income (loss) to
    cash used by operating
    activities:
  Depreciation and
    amortization                  134,925        139,062         60,897
    Bad debts                      60,000              0              0
    Net value of subsidiary's
      assets sold               1,128,419              0              0
  Debt cancelled               (2,169,806)             0              0
    Book value of assets
    sold/disposed                       0          47,405             0
  Deferred taxes                        0          10,500       (11,500)
  Changes in assets and
    liabilities:
    Accounts receivable          (433,519)       (34,609)       285,651
    Inventories                    80,636        (92,150)      (129,024)
    Prepaid expenses and other    (46,056)       (18,146)        (9,196)
  Accounts payable and accrued
    expenses                      124,436        120,116         21,922
  Deposits                         37,000              0              0
  Income taxes payable              1,600        (45,415)       (83,590)
                            -------------  -------------  -------------

NET CASH USED BY
  OPERATING ACTIVITIES          (649,128)     (1,125,715)      (331,749)

INVESTING ACTIVITIES
  Loan - other                    (3,915)         92,330        (98,120)
  Loan - related party                 0          30,300              0
  Organization costs                   0         (27,800)             0
  Purchase of equipment          (13,493)       (618,780)      (150,680)
  Deposits                        (2,225)            922         (1,312)
                           -------------   -------------  -------------

NET CASH USED BY
  INVESTING ACTIVITIES          (19,633)        (523,028)      (250,112)

FINANCING ACTIVITIES
  Borrowings - former parent    170,000          914,360        548,500
  Cash from subsidiaries              0                0        986,944
  Principal payments on debt     (9,951)         (99,796)       (78,206)
  Principal payments on
    capital lease obligation          0                0           (519)
  Loan proceeds                       0          347,303              0
  Loans - related party         100,000                0              0
  Loan repayment -
    related party              (100,000)               0              0
  Sale of common stock        1,011,013                0              0
                          -------------    -------------  -------------

NET CASH PROVIDED BY
  FINANCING ACTIVITIES        1,171,062        1,161,867      1,456,719
                          -------------    -------------  -------------

INCREASE (DECREASE) IN
  CASH AND CASH EQUIVALENTS     502,301         (486,876)       874,858

Cash and cash equivalents
  at beginning of year          387,982          874,858              0
                          -------------    -------------  -------------

CASH AND CASH EQUIVALENTS
  AT END OF YEAR          $     890,283    $     387,982  $     874,858
                          =============    =============  =============

SUPPLEMENTAL INFORMATION
  Cash paid for interest  $       9,824    $      14,232  $      17,356
  Cash paid for income
    taxes                           800           65,715        167,790



See Notes to Financial Statements.

                        MW MEDICAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996



NOTE 1:           BUSINESS ACTIVITY
     The Company was incorporated under the laws of the state of Nevada on December 4, 1997. The Company is now engaged in the acquisition of microwave technologies for medical purposes through Microwave Medical Corp. ("MMC"), and prior to April 1, 1998 was engaged in the manufacturing of highly technologically advanced components and subsystems for the communications and aerospace industries through P & H Laboratories ("P & H").

 NOTE 2:          SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES
     Principals of Consolidation
     ---------------------------
     The consolidated financial statements for 1998, 1997, and 1996 include the accounts of the Company; its wholly owned subsidiaries, MMC and MMC's Germany based subsidiary Microwave Medical GmBH ("GmBH"), which was formed in late 1997, and P & H.

     All significant intercompany balances and transactions have been eliminated in consolidation.

     Accounting Methods
     ------------------
     The Company recognizes income and expenses based on the accrual method of accounting.

     Inventories
     -----------
     Inventories are stated at the lower of cost (first-in, first-out) or market. At December 31, 1997, inventories were comprised of the following:
                                                     1997
                                                 -------------
                  Raw materials                  $     344,909
                  Work in progress                     465,068
                                                 -------------
                                                 $     809,977
                                                 =============

     Research and Development Costs
     ------------------------------
     Research and development costs were $569,738 in 1998 and were all incurred by MMC and GmBH ($1,057,759 in 1997 and all incurred by MMC and GmBH, and $588,915 in 1996 and all incurred by MMC).

     Warranty Costs
     --------------
     The Company provides, by a current charge to income, an amount it estimates will be needed to cover future warranty obligations for products sold during the year. The accrued liability for warranty costs is included in accrued expenses in the accompanying balance sheets.

     Dividend Policy
     ---------------
     The Company has not yet adopted any policy regarding payment of dividends.

     Stock Options
     -------------
     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its future employee stock options rather than adopting the alternative fair value accounting provided for under Financial Accounting Standards Board ("FASB") FASB Statement No. 123, Accounting for Stock Based Compensation (SFAS 123).

     Estimates
     ---------
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Allowance for Uncollectible Accounts
     ------------------------------------
     The Company provides an allowance for uncollectible accounts based upon prior experience and management's assessment of the collectability of existing specific accounts.

                        MW MEDICAL, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                        December 31, 1998, 1997, and 1996

 NOTE 2:          SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (continued)

     Concentration of Credit Risk
     ----------------------------
     Financial instruments, which potentially subject the Company to concentration of risk, consist of cash and investments. The Company places its investments in highly rated commercial paper obligations which limits the amount of credit exposure. Historically, the Company has not experienced any losses related to investments.

     Property, Plant, and Equipment
     ------------------------------
     Property, plant, and equipment is recorded at cost and is being depreciated
     over  a  useful  life  of  seventeen   months  to  eight  years  using  the
     straight-line and accelerated methods.

     Cash and Cash Equivalents
     -------------------------
     For financial statement purposes, the Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

     Organization Costs
     ------------------
     Organization costs of MMC and GmBH are being amortized over sixty months.

     Income Taxes
     ------------
     Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.
     Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all of the deferred tax assets will not be realized. The valuation allowance at December 1998 was $0 and at December 31, 1997 was $73,000 and at December 31, 1996 it was $0. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. As of December 31, 1998, temporary differences arose primarily from differences in the timing of recognizing expenses for financial reporting and income tax purposes. Such differences include depreciation, bad debt allowance, and various accrued operating expenses.

     Prior to October 1, 1997, P&H filed separate income tax returns. For the period of October 1, 1997 to December 31, 1997, P&H filed a consolidated tax return with Dynamic Associates, Inc. ("Dynamic"), its parent at that time. MMC filed a consolidated tax return with Dynamic in 1996 and 1997.

     Income (Loss) per Share
     -----------------------
     Income (loss) per common share is computed by dividing net income (loss) by the weighted average shares outstanding during each period.

NOTE 3:           CAPITALIZATION
     The Company's authorized stock includes 100,000,000 shares of Class "A" common stock at $.001 par value. March 11, 1998, the Company issued 14,223,929 shares of its restricted common stock to the shareholders of Dynamic Associates, Inc. in exchange for the common stock of MMC and P&H held by those shareholders. The financial statements of MMC and P&H have been presented herein as if the entities had been together for all periods presented. The acquisitions of MMC & P&H have been accounted for as reverse acquisitions. The financial statements are presented on a consolidated basis as if the entities were consolidated for all periods presented.

NOTE 4:           PROPERTY, PLANT, AND EQUIPMENT
     Property, plant, and equipment as of December 31, 1998 and 1997 are summarized as follows:

                                   Accumulated         Net Book Value
                                                 ------------------------------
                          Cost     Depreciation       1998                 1997
                       ---------  -------------  -------------  ---------------
Machinery & Equipment $  243,055  $     186,580  $      56,475  $       573,208
Furniture & Fixtures      11,697            780         10,917           79,278
Leasehold Improvements         0              0              0           40,797
                      ----------  -------------  -------------  ---------------
                      $  254,752  $     187,360  $      67,392  $       693,283
                      ==========  =============  =============  ===============

     Depreciation expense is calculated under straight-line and accelerated methods based on the estimated service lives of depreciable assets. Depreciation expense for the year ended December 31, 1998 amounted to $134,685, ($138,822 in 1997 and $60,657 in 1996).

     Included in machinery and equipment at December 31, 1997 was $59,315 of equipment under a capital lease. The related accumulated depreciation at December 31, 1997 was $51,397.

                        MW MEDICAL, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                        December 31, 1998, 1997, and 1996

NOTE 5:           RECLASSIFICATION OF CERTAIN ITEMS
     The operations of P&H for 1997 and 1996 have been reclassified under the caption "Operations of Subsidiary Sold 4/1/98" to conform to the 1998 presentation.

NOTE 6:           PAYABLE - FORMER PARENT
     At December 31, 1997, MMC/GmBH owed $1,999,806 to Dynamic, their former parent. The amounts represent advances from Dynamic, which are non-interest bearing and have no set repayment terms. During the quarter ended March 31, 1998, Dynamic charged the advances to bad debt expense and does not anticipate being repaid. The Company recorded debt cancellation income of $2,169,807 including an additional $170,000 received from Dynamic in 1998.

NOTE 7:           LONG-TERM DEBT

                                           1998               1997
                                        ----------      ----------
Notepayable - Bank. Payable in
  monthly  installments of $3,317
  plus interest at prime plus 1% per
  annum and secured by accounts
  receivable, other rights to payment,
  general intangibles, inventory,
  and equipment of P&H. Debt matures
  in December, 1999.                  $          0      $   72,954

Notepayable - bank.  Interest
  payments only until May, 1998
  at which time it is converted to
  48 monthly  installments  of
  $7,235 plus interest at prime
  (8.5% at December 31, 1997) plus
  1% per annum and secured by assets
  of P&H. Debt matures in May  2002.
  The  agreement  contains  certain
  financial and restrictive covenants.
  As of December 31, 1997, P&H was
  not in compliance with certain
  financial covenants. On March 2,
  1998, the bank waived such events
  of noncompliance as of such date.              0         347,303
                                       -----------    ------------
                                                 0         420,257
  Less current portion                           0         (90,449)
                                       -----------    ------------
                                       $         0    $    329,808
                                       ===========    ============


NOTE 8:           INCOME TAXES
     Components of income tax (benefit) are as follows:

                            1998               1997                1996
                            -------------  -------------  -------------
Current
Federal                     $           0  $       4,665  $      63,500
State                               1,600          1,600         22,300
                            -------------  -------------  -------------
                                    1,600          6,265         85,800
                            -------------  -------------  -------------
Deferred
  Federal                               0          7,800         (9,000)
  State                                 0          2,700         (2,500)
                            -------------  -------------  -------------
                                        0         10,500        (11,500)
                            -------------  -------------  -------------
Income tax (benefit)        $       1,600  $      16,765  $      74,300
                            =============  =============  =============

A reconciliation of the provision for income tax expense with the expected income tax computed by applying the federal statutory income tax rate to income before provision for income taxes is as follows:


                            1998               1997                1996
                            -------------  -------------  -------------

Income tax computed at
  federal statutory
  tax rate                  $     147,573  $     420,142) $    (133,487)
Tax due to not being
  able to file
  Consolidated return
  and other                             0        435,851        193,069
Debt forgiveness not
  taxable due to Insolvency      (147,573)             0              0
State taxes (net of
  federal benefit)                  1,600          1,056         14,718
                            $       1,600  $      16,765  $      74,300
                            =============  =============   =============

                        MW MEDICAL, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                        December 31, 1998, 1997, and 1996

NOTE 8:           INCOME TAXES (continued)
Significant components of the Company's deferred tax liabilities and assets for income taxes consist of the following:

                            1998               1997                1996
                            -------------  -------------  -------------

Current deferred tax
  assets
  Net operating loss        $           0  $      11,000  $           0
  Allowance for doubtful
    accounts                            0          8,600          9,000
  Capitalized inventory
    cost for tax                        0         26,000         21,000
  Vacation accrual                      0         22,000         22,000
  State income tax                      0          1,000          9,000
  Other accruals                        0          4,400          6,000
  Valuation allowance                   0        (73,000)             0
                            -------------  -------------  -------------
Net deferred current
  tax assets               $            0  $           0  $      67,000
                            =============  =============  =============

Long-term deferred tax
  liabilities
  Difference in fixed
    assets                 $            0  $           0  $      56,500
                            =============  =============  =============


There was a decrease of $73,000 in the valuation allowance for the year ended December 31, 1998.

There was an increase of $73,000 in the valuation allowance for the year ended December 31, 1997 ($0 change for the year ended December 31, 1996).

The deferred tax items relate to P&H. No deferred tax asset has been recorded for the Company and MMC due to the fact they currently have no operations to use their loss carryforward.

At December 31, 1998, the Company has a federal net operating loss carryforward of approximately $234,000 which expires December 31, 2018.

NOTE 9:           COMMITMENTS AND CONTINGENCIES
The Company is provided with office space and other management services at no charge at the present time.

The Company has the following commitments:

One officer will receive  $15,000 per month,  one will receive
$12,000 and one will receive $8,000 per month.

Future scheduled payments under these employment related commitments are as follows:

         Year Ending
      -----------------
      December 31, 1999                       $              384,000
      December 31, 2000                                       46,000
                                              ----------------------
                                              $              430,000
                                              ======================

Rental expense for the year ended December 31, 1998 was $800 ($192,466 in 1997 and $189,088 in 1996) which includes $0 paid by MMC to P&H ($7,298 in 1997 and $7,120 in 1996). The contracts are renewable.

NOTE 10:          FAIR VALUE OF FINANCIAL INSTRUMENTS
The carrying amount of cash and cash equivalents, loans, other receivables, accounts payable, and accrued expenses approximate fair value due to the short maturity periods of these instruments. The fair value of the Company's long-term debt, based on the present value of the debt, assuming interest rates as follows at December 31, 1997 was:

      Note at 9.5%                            $               60,375
      Note at 9.5%                                           230,550
                                              ----------------------

                                              $              290,925
                                              ======================

NOTE 11:          MAJOR CUSTOMERS
During 1997, P&H had sales to two customers representing 38.5% and 12.6% of total sales. At December 31, 1997, accounts receivable from the two customers was about $274,000. During 1996, P&H had sales to two customers which represented 40.6% and 12.2% of total sales. At December 31, 1996, accounts receivable from the two customers totaled $295,000.

                        MW MEDICAL, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                        December 31, 1998, 1997, and 1996

NOTE 12:          INDUSTRY SEGMENTS
The following narrative is before elimination of certain intercompany items.

For 1998, the Company had general and administrative expenses of $554,979, depreciation expense of $780, bad debt expense of $60,000 interest income of $17,254, fee income from former parent of $200,000, and loss on the sale of P&H assets of $477,862 for a net loss of $876,367.

MMC had depreciation and amortization expense of $95,568, research and development expense of $569,738, interest income of $171, debt cancellation of $2,169,807, and income tax expense of $800 for net income of $1,503,872.

P&H had a loss from discontinued operations of $194,268.

For 1997, all sales, cost of sales, and selling and general and administrative expenses were incurred by P&H. P&H also had depreciation and amortization expense of $63,272, interest income of $21,692, interest expense of $16,667, other income of $6,675, and income tax expense of $15,965, for a net loss of $124,803.

MMC had depreciation and amortization expense of $75,790, research and development expense of $1,057,759, interest income of $6,674, and income tax expense of $800, for a net loss of $1,127,675.

For 1996, all sales, cost of sales, and selling and general and administrative expenses were incurred by P&H. P&H also had depreciation and amortization expense of $44,956, interest income of $19,666, interest expense of $16,988, other income of $8,162, and income tax expense of $73,500, for a net income of $128,409.

MMC had depreciation and amortization expense of $15,941, research and development expense of $588,915, interest income of $10,338, and income tax expense of $800, for a net loss of $595,318.

     Pre-consolidation net income (loss) is as follows:

                                        1998            1997           1996
                                 -----------    ------------  -------------
MW Medical                      $   (701,367)   $          0  $           0
MMC/GmBH                           1,503,872      (1,127,675)      (595,318)
P & H                               (194,268)       (124,803)       128,409
                                 -----------    ------------  -------------
Adjusted Net Income (Loss)     $     608,237    $ (1,252,478) $    (466,909)
                               =============    ============  =============


NOTE 13:          RELATED PARTY TRANSACTIONS
During 1998, a total of $416,000 in management fees was paid or accrued to current or former officers of the Company and its subsidiaries. $266,000 was paid or accrued to three individuals who remain with the Company and $150,000 was paid or accrued to a former officer. At December 31, 1998, $132,714 is due to two officers for management fees and other expenses.

NOTE 14:          GOING CONCERN
The financial statements are presented on the basis that the Company is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. At December 31, 1998, the Company had a loss from operations for 1998 of $1,221,065.

Management feels that collection of its receivables and revenue from operations in the third quarter of 1999 will provide sufficient working capital to allow the Company to continue as a going concern.

NOTE 15:          SALE OF P&H OPERATIONS
Effective April 1, 1998, a management team was brought in to run P&H. This entity then began negotiations to purchase the net assets of P&H from the Company for a total of $653,659 in cash and management services valued at $240,000, of which $410,534 cash has been received. The $243,125 is due as follows:

     $243,125 on March 31, 1999 - secured by P&H assets

Interest at 8% also accrues on $493,125 and is due March 31, 1999.

During March of 1999, the Company agreed to restructure the receivable. Monthly payments of $15,000 including interest of 8% will be due beginning in July of 1999.

                        MW MEDICAL, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                        December 31, 1998, 1997, and 1996

NOTE 15:          SALE OF P&H OPERATIONS (continued)

Future expected principal receipts are as follows:
             Year ending December 31, 1999                 $      81,625
             Year ending December 31, 2000                       158,365
             Year ending December 31, 2001                         3,135
                                                           -------------
                                                           $     243,125
                                                           =============

At December 31, 1998, an allowance for doubtful accounts in the amount of $60,000 has been established.

If the sale had occurred on December 31, 1997, P&H assets in the amount of $2,274,732 and liabilities in the amount of $720,348 would not be included in the financial statements. The Company would have recorded a receivable in the amount of $653,659 for the sale, prepaid expense of $240,000, and the amount of $660,725 as loss would have been recorded on the statement of operations.

                        MW MEDICAL, INC. AND SUBSIDIARIES
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET



                            December 31,                 Pro Forma
                               1997        P&H Sale       Balances
                            ------------  -----------  -----------
ASSETS
  CURRENT ASSETS
    Cash and cash
      equivalents           $    387,982  $  (315,585) $    72,397
    Accounts receivable
      (less allowance for
       doubtful accounts
       of $20,000 in 1997)       559,783     (559,783)           0
    Other receivables             19,824      (14,035)       5,789
    Receivable - P&H Sale              0      653,659      653,659
   Prepaid expense - P&H Sale          0      240,000      240,000
   Inventories                   809,977     (809,977)           0
   Prepaid expense and other
     current assets               17,829      (12,558)       5,271
                            ------------  -----------  -----------
       TOTAL CURRENT ASSETS    1,795,395     (818,279)     977,116

PROPERTY, PLANT, & EQUIPMENT     693,283     (541,479)     151,804

OTHER ASSETS
  Deposits                        21,705      (21,315)         390
  Organization Costs              28,440            0       28,440
                            ------------  -----------  -----------
                                  50,145      (21,315)      28,830
                            ------------  -----------  -----------
                            $  2,538,823  $(1,381,073) $ 1,157,750
                            ============  ===========  ===========

LIABILITIES & EQUITY (DEFICIT)
  CURRENT LIABILITIES
    Accounts payable        $    227,587  $  (156,260) $    71,327
    Accrued expenses             147,667     (143,831)       3,836
    Current portion of
      long-term debt              90,449      (90,449)           0
                            ------------  -----------  -----------
  TOTAL CURRENT LIABILITIES      465,703     (390,540)      75,163

  Payable - former parent      1,999,806            0    1,999,806
  Long-term debt                 329,808     (329,808)           0
                            ------------  -----------  -----------
                               2,329,614     (329,808)   1,999,806
                            ------------  -----------  -----------
          TOTAL LIABILITIES    2,795,317     (720,348)   2,074,969

STOCKHOLDERS' EQUITY
  Common Stock $.001 par value:
    Authorized -
      100,000,000 shares
    Issued and outstanding
      14,223,929 shares           14,224            0       14,224
  Additional paid-in capital      35,876            0       35,876
  Retained earnings (deficit)   (306,594)    (660,725)    (967,319)
                            ------------  -----------  -----------
TOTAL STOCKHOLDERS' EQUITY
  (DEFICIT)                     (256,494)    (660,725)    (917,219)

                            $  2,538,823  $(1,381,073) $ 1,157,750
                            ============  ===========  ===========


This pro forma shows what the balance sheet would have looked like had the sale of the net assets of P&H occurred on December 31, 1997.

                        MW MEDICAL, INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                             Year Ended
                            December 31,                    Pro Forma
                                1997         P&H Sale        Balances
                            -----------  --------------  ------------
Net sales                  $  3,382,388  $            0  $  3,382,388
Cost of sales                 2,659,882               0     2,659,882
                            -----------  --------------  ------------
              GROSS PROFIT      722,506               0       722,506

Selling and General &
  administrative expenses       779,772               0       779,772
Depreciation and
  amortization                  139,062               0       139,062
Research and development      1,057,759               0     1,057,759
                            -----------  --------------  ------------
                              1,976,593               0     1,976,593
                            -----------  --------------  ------------
       NET OPERATING (LOSS)  (1,254,087)              0    (1,254,087)

OTHER INCOME (EXPENSE)
  Interest income                28,366               0        28,366
  Interest expense              (16,667)              0       (16,667)
  Miscellaneous income            6,675               0         6,675
                            -----------  --------------  ------------
                                 18,374               0        18,374
                            -----------  --------------  ------------
   NET (LOSS) BEFORE OTHER   (1,235,713)              0    (1,235,713)

Sale of net assets of P&H             0        (660,725)     (660,725)
                            -----------  --------------  ------------

NET (LOSS) BEFORE
  INCOME TAXES               (1,235,713)       (660,725)   (1,896,438)

INCOME TAX                       16,765               0        16,765
                            -----------  --------------  ------------
                NET (LOSS)  $(1,252,478) $     (660,725) $ (1,913,203)
                            ===========  ==============  ============

Net (loss) per weighted
  average share             $      (.09) $         (.05) $       (.13)
                            ===========  ==============  ============

Weighted average number
  of common shares used to
  compute net income
  (loss) per weighted
  average share              14,223,929      14,223,929    14,223,929
                           ============  ==============  ============

On April 1, 1998, the Company sold the net assets of P&H. The actual loss on the transaction was $477,862. This loss differs from the Pro Forma loss due to P&H having activity through the date of sale which reduced the net assets sold.

     This pro forma shows what the statement of operations would have looked like had the sale of the net assets of P&H occurred on December 31, 1997.

                        MW MEDICAL, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS




                                             June 30,     December 31,
                                               1999           1998
                                           (Unaudited)     (Audited)
                                        -------------   --------------
ASSETS
  CURRENT ASSETS
    Cash and cash equivalents           $     918,002    $     890,283
    Receivable - former parent                150,000          200,000
    Receivable - P & H sale                   106,570           21,625
    Other receivables                           4,990            2,000
    Prepaid expense and other
      current assets                           14,258           61,282
                                        -------------     -------------
                TOTAL CURRENT ASSETS        1,193,820        1,175,190
PROPERTY, PLANT, & EQUIPMENT                  918,168           67,392

OTHER ASSETS
  Receivable - P&H sale                        76,555          161,500
  Organization costs                              280              400
                                       --------------    -------------
                                               76,835          161,900
                                       --------------    -------------
                                        $   2,188,823    $   1,404,482
                                       ==============    =============

LIABILITIES & EQUITY
  CURRENT LIABILITIES
    Accounts payable                    $     524,180    $      70,766
    Loan payable                              425,000                0
    Income taxes payable                          800            1,600
    Accrued expenses                            1,449            1,038
    Deposits                                   10,000                0
    Accrued expenses - related party          130,005          132,714
                                       --------------    -------------
        TOTAL CURRENT LIABILITIES           1,091,434          206,118
                                       --------------    -------------
        TOTAL LIABILITIES                   1,091,434          206,118

STOCKHOLDERS' EQUITY
  Common stock $.001 par value:
    Authorized - 100,000,000 shares
    Issued and outstanding 16,723,929
      shares (15,723,929 in 1998)              16,724           15,724
    Additional paid in capital              1,729,997        1,055,997
    Retained earnings (deficit)              (649,332)         126,643
                                       --------------    -------------
        TOTAL STOCKHOLDERS' EQUITY          1,097,389        1,198,364

                                       --------------    -------------
                                       $    2,188,823    $   1,404,482
                                       ==============    =============

                        MW MEDICAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                   Three months     Six months
                                          ended          ended
                                        June 30,       June 30,
                               ----------------  ---------------------
                               1999        1998        1999       1998
                               ----        ----        ----       ----
General & administrative
  expenses             $    222,785 $    86,249 $   477,320 $   87,304
Depreciation and
  amortization               24,672      25,282      49,344     50,564
Research and development    144,636     159,783     262,151    351,940
                       ------------ ----------- ----------- ----------
                            392,093     271,314     788,815    489,808
                       ------------ ----------- ----------- ----------
NET OPERATING (LOSS)       (392,093)   (271,314)   (788,815)  (489,808)

OTHER INCOME (EXPENSE)
  Interest income             5,684         580      13,640        627
  Debt cancellation -
    former parent                 0           0           0  2,169,806
  Fee - former parent             0           0           0    200,000
  Sale of subsidiary              0    (500,862)          0   (500,862)
                       ------------ ----------- ----------- ----------
                              5,684    (500,282)     13,640  1,869,571
                       ------------ ----------- ----------- ----------

Income (loss) from
  continuing operations
  before income taxes      (386,409)   (771,596)   (775,175) 1,379,763
Income tax expense                0           0         800        800
                       ------------ ----------- ----------- ----------

NET INCOME (LOSS) BEFORE
DISCONTINUED OPERATIONS    (386,409)   (771,596)   (775,975) 1,378,963

Discontinued operations:
  Operations of subsidiary
    sold 4/1/98                   0           0           0   (193,468)
                       ------------ ----------- ----------- ----------

NET INCOME (LOSS)      $   (386,409)$  (771,596)$  (775,975)$1,185,495
                       ============  ===========  =========  =========

Net income (loss)
  per weighted
  average share        $      (.02)  $     (.05)$      (.05)$      .08
                              ====         ====        ====        ===

Weighted average
  number of common
  shares used
  to compute net income
  (loss) per weighted
  average share         16,232,262   14,223,929  16,003,096 14,223,929
                       ===========   ==========  ========== ==========

                        MW MEDICAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                               Six months ended
                                                   June 30,
                                          --------------------------
                                          1999                  1998
                                          ----------     -----------
OPERATING ACTIVITIES
  Net income (loss)                     $   (775,975)   $  1,185,495
  Adjustments to reconcile net income
    (loss) to cash used by operating
    activities:
    Depreciation and amortization             49,344          89,141
    Net value of subsidiary sold                   0       1,398,034
    Debt cancelled                                 0      (2,169,806)
  Changes in assets and
    liabilities:
    Accounts receivable                       47,010        (683,519)
    Inventories                                    0          80,636
    Prepaid expenses and other                47,024        (166,791)
    Accounts payable and accrued expenses    451,116          (7,756)
    Deposits                                  10,000          37,000
    Income taxes payable                        (800)              0
                                         -----------   -------------
  NET CASH USED BY OPERATING ACTIVITIES     (172,281)       (237,566)

INVESTING ACTIVITIES
  Loan - other                                     0          (6,231)
  Purchase of equipment                     (900,000)         (1,796)
  Deposits                                         0          (2,225)
                                         -----------   -------------

NET CASH USED BY INVESTING ACTIVITIES       (900,000)        (10,252)

FINANCING ACTIVITIES
  Borrowings - former parent                       0         170,000
  Loans                                      425,000               0
  Cash remaining with former subsidiary            0        (243,102)
  Sale of common stock                       675,000               0
  Principal payments on debt                       0          (9,951)
                                         -----------   -------------

NET CASH PROVIDED BY FINANCING
  ACTIVITIES                               1,100,000         (83,053)
                                         -----------  --------------

INCREASE (DECREASE) IN
  CASH AND CASH EQUIVALENTS                  27,719         (330,871)

Cash and cash equivalents at
  beginning of period                       890,283          387,982
                                        -----------   --------------

CASH AND CASH EQUIVALENTS AT
  END OF PERIOD                         $   918,002  $        57,111
                                        ===========   ==============

SUPPLEMENTAL INFORMATION
  Cash paid for interest                $     3,963  $         9,824
  Cash paid for income taxes                  1,600              800

                              PART II

             INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

Securities and Exchange Commission registration fee  $   5,007.07
Accounting fees and expenses                            20,000.00
Legal fees and expenses                                 30,000.00
Blue Sky fees and expenses                               2,000.00
Miscellaneous                                           20,000.00
                                                     ------------
Total                                                $  77,007.07
                                                     ============
-----------------------------------------------------------------
* All amounts are estimates other than the Commission's registration fee. No portion of these expenses will be borne by the selling shareholders.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The officers and directors of MW are indemnified as provided under the Nevada Revised Statutes and the Bylaws of MW.

Unless specifically limited by a corporation's articles of incorporation, the Nevada Revised Statutes automatically provides directors with immunity from monetary liabilities. MW's Articles of Incorporation do not contain any such limiting language.
Excepted from that immunity are:

(i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest;
(ii) a violation of criminal law unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;
(iii) a transaction from which the director derived an improper personal profit; and
(iv)  willful misconduct.

The bylaws provide that MW shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of this corporation, or is or was serving at the request of this corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by a director in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of this corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe this conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of this corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

MW also indemnifies any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit, by or in the right of MW to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of MW, or is or was serving at the request of MW as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of this corporation, and except that no indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to MW, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper;

To the extent that a director, officer, employee, or agent of MW has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to above, or in defense of any claim, issue, or matter, he or she will be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection therewith;

MW may make an indemnification only upon a determination that the indemnification is proper under the circumstances because the director, officer, employee, or agent has met the applicable standard of conduct described in the paragraphs above. Such determination shall be made: (1) by the board of directors by a majority vote of a quorum consisting of directors who where not parties to such action, suit, or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders;

Expenses incurred in defending a civil or criminal action, suit, or proceeding may be paid by MW in advance of the final disposition of such action, suit, or proceeding as authorized by the board of directors under receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by MW as authorized in the bylaws.

The indemnification is not exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following is a list of equity securities sold by MW within the past three years that were not registered under the Securities
Act.

MW issued to Dynamic 14,223,929 common shares in consideration for the transfer by Dynamic to MW of all shares and shareholders loans of each of MMC and P&H, and the agreement of Dynamic to advance to MW a total of $200,000, $50,000 of which has been paid. The shares of MW issued to Dynamic have subsequently been distributed to the shareholders of Dynamic on the basis of one common share of MW for each common share of Dynamic. This issue of common shares by MW to Dynamic was completed in compliance with the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

MW also issued 2,500,000 common shares in a private placement to accredited investors at a price of $0.75 per share in compliance with Rule 506 of Regulation D of the Securities Act as follows:

(1)    1,500,000 shares in October,1998;
(2)    300,000 shares in March, 1999;
(3)    700,000 shares in June, 1999

On July 14, 1999, MW entered into a convertible debenture and warrant purchase agreement in which it agreed to sell a total of $3,500,000 worth of convertible debentures in compliance with the exemption from registration provided by Rule 506 of Regulation D of the Securities Act. In addition to the convertible debentures, each investor under the debenture Purchase Agreement was entitled to warrants in a proportional amount to their purchase of debentures. The exercise price of the warrants is at a price of $2.75 per share. Of the $3,500,000 in convertible debentures, only $3,000,000 were sold immediately. Three of the investors have agreed to purchase the remaining $500,000 of convertible debentures upon the registration of the common stock as required by a registration rights agreement signed contemporaneously with the debenture purchase agreement. Between July 21 and July 23, 1999, the investors exercised their conversion rights under the debentures and converted $2,620,000 worth of debentures into 2,386,750 shares of common stock.

On July 20, 1999, MW also issued warrants to purchase 250,000 shares of common stock in MW to JW Genesis Securities, Inc. as part of its fee for arranging the convertible debenture financing. These warrants were also issued in compliance with an exemption from registration provided by Rule 506 of Regulation D of the Securities Act. These warrants are exercisable at a price of $3.312 per share at any time before 5:00 pm New York City time on July 20, 2004.

ITEM 16. EXHIBITS.

EXHIBIT
NUMBER      DESCRIPTION
--------    --------------------

 3.1       Articles of Incorporation*
 3.2       By-Laws*
 4.1       Stock Option Plan dated March 23, 1999
 5.1       Opinion of Michael A. Cane, Esq. with consent to use
10.1       Debenture Purchase Agreement dated as of July 14, 1999
10.2       Registration Rights Agreement dated as of July 14, 1999
10.3       Stock Purchase Warrant Form
10.4       8% Convertible Debenture Form
23.1       Consent of Smith and Company to use its Report on
           Audited Financial Statements
-------------
* Incorporated by reference from MW's registration statement on Form 10-SB12B filed with the commission on 7-13-98 (File No. 001-14297)

ITEM 17. UNDERTAKING.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnifications for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Scottsdale, State of Arizona on October 29, 1999.


                                         MW MEDICAL, INC.



                                         \s\ Jan Wallace
                                     By: __________________________

                                         JAN WALLACE, PRESIDENT
                                         AND CHAIRMAN OF THE
                                         BOARD OF DIRECTORS


Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities noted, have signed this registration statement on October 29, 1999.

SIGNATURE                       CAPACITY IN WHICH SIGNED


\s\ Grace Sim                   Director
----------------------
GRACE SIM


\s\ Jan Wallace                 President and Chief Executive
----------------------          Officer (Principal Executive
JAN WALLACE                     Officer)


		                    Chief Financial Officer
\s\ Grace Sim                   (Principal Officer)
----------------------          Financial/Accounting
GRACE SIM


\s\ Jack Friedland              Director
----------------------
JACK FRIEDLAND, M.D.


\s\ Elliot Smith                Director
----------------------
ELLIOT SMITH
                                38